Exhibit 10.10

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated as of August 8, 2017, by and between DYNATRACE LLC, a Delaware limited liability company (“Sublandlord”), as successor-in-interest to Keynote Systems, Inc., a Delaware corporation, and MODEL N, INC., a Delaware corporation (“Subtenant”).

RECITALS

A.Sublandlord is the Tenant under that certain Office Lease dated as of November 21, 2013, as amended by that certain First Amendment to Lease dated as of April 27, 2017 (as so amended, the “Master Lease”) with RV VI 777 MARINERS, LLC, a Delaware limited liability company (“Master Landlord”), as successor-in-interest to CREF 777 LLC, a Delaware limited liability company, as landlord, pursuant to which Sublandlord is leasing from Master Landlord certain office space premises (the “Premises”) in the building commonly known as 777 Mariners Island Boulevard, San Mateo, California (the “Building”).  The Building, together with the land on which it is located, the associated parking garage (the “Parking Garage”), and similar improvements and easements associated with the foregoing or the operation thereof, including without limitation the Common Areas (as defined in Section 8(c) of the Master Lease), are hereinafter collectively called the “Project”.  A copy of the Master Lease, with certain economic terms redacted therefrom, is attached as Exhibit A to this Sublease. All initially-capitalized terms used but not defined herein shall have the meanings given to such terms in the Master Lease.

B.Subtenant desires to sublease from Sublandlord (i) the portion of the Premises known as Suite 300, consisting of approximately 33,981 rentable square feet (“Suite 300”), and (ii) the separated portion of Suite 120 shown as the “QA LAB” space on the attached Exhibit B, and the storage space portion of Suite 120 shown as the “BREAK” space on the attached Exhibit B, consisting of approximately 1,000 rentable square feet (the “Subleased Data Center and Storage Space”), along with the right to use a pro rata share of the shared service areas in Suite 120, including the UPS and Generator Switch Room and utility installations, shown as the “SERVER” area and as the “MECH” room on the attached Exhibit B, upon and subject to the terms and conditions set forth below.  Suite 120 houses Sublandlord’s data center (the “Data Center”).  Suite 300 and the Subleased Data Center and Storage Space are shown on the floor plan attached to this Sublease as Exhibit B and are referred to collectively as the “Subleased Premises” in this Sublease.  For the purposes of this Sublease, the parties agree that the total rentable square footage of the area of the Subleased Premises is 34,981 rentable square feet.

C.Sublandlord is willing to sublease the Subleased Premises to Subtenant upon and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, Sublandlord and Subtenant agree as set forth below.

1.Sublease Agreement.  Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby subleases the Subleased Premises from Sublandlord, on the terms and conditions set forth in this Sublease.  Notwithstanding the inclusion of storage space portion of Suite 120 shown as the “BREAK” space on the attached Exhibit B in the Subleased Premises, Sublandlord shall at all times be entitled to pass through such space as may be desired or needed by Sublandlord for ingress to and egress from other portions of Suite 120.

2.Term of Sublease.  The term of this Sublease (the “Sublease Term”) shall commence on Monday, October 30, 2017 (the “Sublease Commencement Date”), and (unless sooner terminated pursuant to the provisions of this Sublease), shall expire on November 30, 2020 (the “Sublease Expiration Date”).  As used herein, the term “Sublease Month” shall mean each calendar month during the Sublease Term.  Sublandlord shall use all commercially reasonable efforts to tender possession and occupancy of the Subleased Premises to Subtenant on or before October 30, 2017.  Should the Subleased Premises be available for possession and occupancy prior to the Sublease Commencement Date, Sublandlord shall immediately provide written notice to Subtenant of such date (the “Early Occupancy Notice”).  Within five (5) business days of receipt of the Early Occupancy Notice, Subtenant shall respond indicating whether it accepts or declines early access.  If accepted, the parties shall execute a written amendment to this Sublease with the new Sublease Commencement Date (in which case the earlier Sublease Commencement Date shall be substituted in place of the October 30, 2017 Sublease Commencement Date specified

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above, and all other terms of this Lease shall continue to apply).  If for any reason Sublandlord does not tender possession and occupancy of the Subleased Premises to Subtenant by October 30, 2017, then Subtenant may, at Subtenant’s sole election, either (1) take immediate possession of the Subleased Premises, move in and occupy the same; or (2) agree that the Sublease Commencement Date shall be adjusted to be the date on which Sublandlord tenders possession and occupancy of the Subleased Premises to Subtenant in the condition required under this Sublease.  Additionally, if for any reason Sublandlord does not tender possession and occupancy of the Subleased Premises to Subtenant by October 30, 2017, which deadline shall be extended on a day for day basis for any delays caused by any events beyond Sublandlord’s reasonable control, including any delays caused by Subtenant, and Subtenant has not elected to take immediate possession, then Subtenant shall as its sole remedy for any such delay (subject to termination as provided below), receive a credit against the Sublease Base Rent first becoming due under this Sublease, in an amount equal to the product of (x) $7,500 per day, times (y) the number of days from October 30, 2017 until the date on which Sublandlord tenders possession and occupancy of the Subleased Premises to Subtenant in the condition required under this Sublease.  If Subtenant has elected to take immediate possession of the Subleased Premises, then Sublandlord shall on written demand, immediately pay to Subtenant any costs reasonably incurred by Subtenant in contracting with vendors to remove Sublandlord’s property, and any reasonable attorneys’ fees and court costs actually incurred by Subtenant to enforce the terms of this Sublease.  Further, if for any reason Sublandlord does not tender possession and occupancy of the Subleased Premises to Subtenant and Subtenant has not elected to take immediate possession by December 31, 2017, which deadline shall be extended on a day for day basis for any delays caused by any events beyond Sublandlord’s reasonable control, including any delays caused by Subtenant (as so extended, the “Outside Delivery Date”), then Subtenant may in its sole discretion, as Subtenant’s sole remedy therefor, terminate this Sublease on written notice to Sublandlord given within ten (10) days after the Outside Delivery Date, in which case the parties’ obligations under this Sublease (other than the obligations that survive the termination of this Lease) shall terminate.

3.Sublease Base Rent; Security Deposit.

3.1Sublease Base Rent. Commencing on the Sublease Commencement Date, and continuing on the first day of each month thereafter through the Sublease Expiration Date, Subtenant shall pay to Sublandlord, in advance, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Sublease, in lawful money of the United States, by wire transfer of funds or by check payable to Dynatrace LLC, sublease base rent (“Sublease Base Rent”) as follows:

	Monthly Rent Rate	Monthly Sublease
Sublease Months	Per Square Foot	Base Rent
1 – 4	$0.00	$0.00
5 – 12	$4.00	$139,924.00
13 – 24	$4.12	$144,121.72
25 – 36	$4.24	$148,445.37
37	$4.37	$152,898.73

The first (1st) monthly installment of Sublease Base Rent in the amount of $139,924 applicable to the fifth (5th) Sublease Month, shall be payable contemporaneously with the execution and delivery of this Sublease by Subtenant; thereafter, Sublease Base Rent shall be payable on the first (1st) day of each month beginning on the first (1st) day of the sixth (6th) Sublease Month.

3.2Security Deposit.  Not later than October 1, 2017, Subtenant shall pay to Sublandlord the sum of $419,772 in cash (the “Security Deposit”), to be held by Sublandlord as security for the faithful performance and observance by Subtenant of all the terms, covenants and conditions of this Sublease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or measure of Sublandlord’s damages in case of default by Subtenant.  Upon default by Subtenant, Sublandlord, from time to time, without prejudice to any other remedy, may (but shall not be required to) apply the Security Deposit against any arrearages of Sublease Base Rent or any other damage, injury, loss, cost, expense or liability caused to Sublandlord by such default on the part of Subtenant.  Should all or any part of the Security Deposit be used for the purposes described above during the Sublease Term, then Subtenant shall remit to Sublandlord immediately (and in all events within not more than ten (10) days) after Sublandlord’s request therefor, the amount necessary to restore the Security Deposit to its original balance.  Subtenant’s failure to restore the Security Deposit upon notice from Sublandlord shall be a material breach of this Sublease.  No interest shall be payable on the Security Deposit and Sublandlord shall have no obligation to keep the Security Deposit separate from its general funds unless otherwise required by applicable Law.  Subject to the

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requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Sublandlord shall, within the time required by applicable Law, or within thirty (30) days of the expiration or earlier termination of this Sublease, whichever is earlier, return to Subtenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law.  If Sublandlord transfers its interest in the Subleased Premises, Sublandlord shall assign the Security Deposit to the transferee and, upon such transfer, Sublandlord thereafter shall have no further liability for the return of the Security Deposit. Subtenant hereby waives the provisions of Section 1950.7(c) of the California Civil Code, and all other provisions of Law, now or hereafter in force, which provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant or to clean the Subleased Premises, it being agreed that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other loss or damage, foreseeable or unforeseeable, caused by any default by Subtenant under this Sublease or by any act or omission of Subtenant or any officer, employee, agent or invitee of Subtenant.

4.Early Access.  Following full execution of this Sublease, Sublandlord shall provide Subtenant with early access to the Subleased Premises commencing on October 16, 2017 (the “Access Date”).  Such early occupancy shall be subject to all of the terms and conditions of this Sublease, except for Subtenant’s obligation to pay Sublease Base Rent, which obligation shall commence upon the Sublease Commencement Date.  Such period of early occupancy, if any, shall commence on the Access Date and continue through the date immediately preceding the Sublease Commencement Date (the “Early Occupancy Period”).  During the Early Occupancy Period, Subtenant may enter the Subleased Premises for the purpose of general business setup, including installation of fixtures, furniture, equipment, telephones, data lines and other telecommunications equipment, and for 10 – 15 of Tenant’s general, finance and administration employees to use the Subleased premises during the Early Occupancy Period for office purposes; provided, however, that (a) Subtenant shall be solely responsible for all fixtures, furniture, equipment, telephones and other items installed by Subtenant and for any loss or damage thereto from any cause whatsoever and (b) Subtenant shall not begin any construction or demolition in the Subleased Premises without the prior written approval of Sublandlord and Master Landlord.  Subject to Section 10.2 below, the provisions of Sections 9 and 23 of the Master Lease shall apply in full during the Early Occupancy Period, and Subtenant shall (x) provide certificates of insurance evidencing the existence and amounts of liability insurance carried by Subtenant and its agents and contractors, reasonably satisfactory to Sublandlord, prior to and as a condition of such early entry, and (y) comply with all Laws applicable to Subtenant’s activities in the Subleased Premises during the Early Occupancy Period.  Subtenant acknowledges and agrees that Sublandlord may be completing the process of moving its personnel and personal property out of the Subleased Premises during the Early Occupancy Period.  Sublandlord and Subtenant shall cooperate with one another to coordinate use of the Subleased Premises during the Early Occupancy Period to facilitate efficient completion of Subtenant’s move-out with Subtenant’s access to the Subleased Premises as provided above.

5.Use.  Subtenant shall use the Subleased Premises for general office purposes only and for no other purpose whatsoever.

6.Condition of Subleased Premises.  Subtenant has thoroughly inspected and examined the Subleased Premises, has elected to sublease the Subleased Premises from Sublandlord under the terms of this Sublease on a strictly “AS IS” and “with all faults” basis, and acknowledges that Sublandlord has no obligation to make or to fund any improvements or renovations in connection therewith, except that Sublandlord shall have the Subleased Premises professionally cleaned prior to delivery to Subtenant.  If the Subleased Premises, the roof, the lighting in the Subleased Premises or the HVAC, electrical, or plumbing systems serving the Subleased Premises are not in good working condition, Sublandlord shall at Subtenant’s request use commercially reasonable efforts to cause Master Landlord to perform Master Landlord’s obligations under the Master Lease to keep and maintain in good condition, order and repair the structural portions of the Building and the Building systems as provided in Section 10.2(b) below.  Subtenant shall not make any alterations, additions or improvements to the Subleased Premises without first obtaining the written consent of Sublandlord and, if required by Sublandlord in its sole discretion, of Master Landlord.  Any approved alterations, additions or improvements to the Subleased Premises shall be made by Subtenant at Subtenant’s sole cost and expense, and otherwise upon all applicable terms and conditions of the Master Lease (including Section 23 thereof, as modified herein) and this Sublease.  Upon the expiration or earlier termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in good condition, broom clean, ordinary wear and tear excepted.

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7.Furniture, Fixtures and Equipment; Building Amenities.  During the Sublease Term, Subtenant shall be entitled to use all of the existing furniture, fixtures, equipment (including AV equipment) and cabling in the Premises (and 12 Answer Stations and Six Additional Desks currently stored off-site, which shall be re-installed in the Subleased Premises prior to the Sublease Commencement Date at Sublandlord’s sole cost and expense) as described on the schedule attached as Exhibit C to this Sublease (collectively, the “Subleased Personal Property”).  Sublandlord shall remove all of the existing furniture, fixtures, equipment (including AV equipment) and cabling in the Subleased Premises that is excluded from the Subleased Personal Property as described on the schedule attached as Exhibit C to this Sublease prior to the Sublease Commencement Date.  Subtenant shall remove all of the Subleased Personal property from the Subleased Premises on or prior to expiration of the Sublease term (or immediately upon, but in no event later than five days after, any sooner termination of the Subleased Term), and Subtenant shall purchase the Sublease Personal Property from Sublandlord for One Dollar ($1.00), at the end of the Sublease Term; provided, however, that if any Event of Default by Subtenant occurs, then at Sublandlord’s option Subtenant shall return the Subleased Property to Sublandlord in the same condition as existed at the Sublease Commencement Date, except for normal wear and tear, and Subtenant shall not be entitled to purchase the Subleased Personal Property.  Sublandlord makes no warranties whatsoever with respect to the Subleased Personal Property or Subtenant’s use or purchase of the Subleased Personal Property. Subtenant’s right to use or purchase the Subleased Personal Property shall be on a strictly “AS IS” and “with all faults” basis.  Without limiting the generality of the foregoing, SUBLANDLORD EXPRESSLY DISCLAIMS ANY WARRANTY OF SUITABILITY, MERCHANTABILITY, OR FITNESS.  If and to the extent that Sublandlord does not own the Subleased Personal Property free and clear of all liens and encumbrances of any kind whatsoever, or there are any agreements, options, liens or encumbrances which adversely affect title to the Subleased Property, as of the earlier of the Access Date or the Sublease Commencement Date, and Subtenant actually suffers any loss as a result thereof, Sublandlord shall be liable to Subtenant for difference between the actual value of the Subleased Personal Property and the in value the Subleased Personal Property would have had if Sublandlord owned the Subleased Personal Property free and clear of all liens and encumbrances of any kind whatsoever, and there were no agreements, options, liens or encumbrances adversely affecting title to the Subleased Personal Property, as of the earlier of the Access Date or the Sublease Commencement Date.  Subtenant shall have access to all Common Area and Building amenities, including the fitness center, auditorium, Building conference room (aka: lobby Board room) and any other Building amenities provided pursuant to the Master Lease, at no additional charge by Sublandlord, subject to the provisions of the Master Lease.  In the event that Master Landlord imposes a charge on Sublandlord pursuant to the Master Lease for Subtenant’s access to or use of any such Common Area or amenities, then Subtenant shall pay such charge or reimburse Sublandlord therefor, within ten (10) days after Sublandlord’s invoice or other written request therefor.  Sublandlord shall cooperate with Subtenant in attempting to ensure that any such charges are not unreasonable and to enforce the provisions of the Master Lease with respect to any such charges.

8.Parking.  Subtenant shall be entitled to use one hundred nine (109) of the non-exclusive parking spaces allocated to Sublandlord under the Master Lease throughout the Sublease Term at no additional charge.  The use by Subtenant, its employees and invitees, of the Parking Garage and surface lots of the Project shall be subject to Master Landlord’s reasonable rules and regulations with respect to the use thereof, in effect from time to time.

9.Signage.  Sublandlord, at Subtenant’s sole cost and expense, shall install Building-standard signage with Subtenant’s business name on the Building’s lobby directory and at the Subleased Premises entry.  So long as Subtenant is actually occupying and using the majority of the Subleased Premises pursuant to this Sublease, Sublandlord shall permit Subtenant to display Subtenant’s name in place of Sublandlord’s name and logo on monument signs at the Project, if and to the extent permitted by Master Landlord pursuant to Section 12(c) of the Master Lease.

10.Application of Master Lease.

10.1Sublease Subordinate to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease.  Sublandlord will not voluntarily terminate the Master Lease (at least as it pertains to the Subleased Premises) effective at any time during the Sublease Term (except pursuant to exercise of Sublandlord’s express termination rights under the Master Lease, such as, for example but not limited to, Sublandlord’s right to terminate on account of a casualty as provided in Sections 18(e) and 18(f) of the Master Lease).

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10.2Incorporation of Obligations Set Forth in Master Lease.  In addition to the obligations of Subtenant under the terms of this Sublease as set forth in the other sections of this Sublease (and except as otherwise expressly provided to the contrary in this Sublease), Subtenant shall also have and perform for the benefit of Sublandlord all obligations of the “Tenant” as are set forth in the Master Lease, which are hereby incorporated into this Sublease as though set forth herein in full, substituting “Subtenant” wherever the term “Tenant” appears, “Sublandlord” wherever the term “Landlord” appears, “Subleased Premises” wherever the term “Premises” appears, “Sublease Term” wherever the term “Term” appears, and “Sublease Commencement Date” wherever the term “Commencement Date” appears.  Without limiting the generality of the foregoing, Subtenant shall expressly be responsible for Tenant’s maintenance and repair obligations set forth in Section 11(b) of the Master Lease with respect to the Subleased Premises.

Notwithstanding the foregoing, however:

(a)Subtenant’s obligations under the Master Lease shall be limited to the extent of the Subleased Premises and for the duration of the Sublease Term.  Subtenant is not assuming any restoration obligations of Sublandlord existing at the date of this Sublease or arising in connection with any Alterations by Sublandlord to portions of the Premises other than the Subleased Premises (but Subtenant shall be responsible for any restoration obligations arising in connection with any Alterations by Subtenant).

(b)Sublandlord shall, at Subtenant’s request, use commercially reasonable efforts to cause Master Landlord to perform Master Landlord’s obligations under the Master Lease, including, without limitation, Master Landlord’s obligations to keep and maintain, in good condition, order and repair the structural portions of the Building and Building systems pursuant to Section 11(a) of the Master Lease.  Notwithstanding the foregoing, Sublandlord shall have no obligation to perform for the benefit of Subtenant any of the duties of Master Landlord under the Master Lease, including without limitation, the obligations (i) to provide utilities and janitorial or other services to the Subleased Premises, (ii) to carry the insurance required under the Master Lease, (iii) to perform Master Landlord’s maintenance and repair duties, and (iv) to perform any obligations with respect to the repair or restoration of the Subleased Premises following any damage or destruction or condemnation of the Subleased Premises.  The foregoing sentence shall not limit Sublandlord’s obligation to perform its own duties as expressly provided in this Sublease (as opposed to any incorporation by reference of duties imposed under the Master Lease).  Under no circumstances shall Sublandlord incur any liability for any failure of Master Landlord to perform any of its duties under the Master Lease.

(c)The following provisions of the Master Lease shall not apply to this Sublease:  (i) Section 2 [Premises], (ii) Section 3 [Term], (iii) Section 4 [Possession], (iv) Section 5 [Rental], (v) Section 7 [Security Deposit], (vi) Section 8(c)(iii) [Right to use Roof], (vii) Section 12(a) [Existing Signage], (viii) Section 23(e) [Initial Alterations], (ix) Section 24(b) [Indemnification by Landlord], (x) Section 25 [Brokers], (xi) Section 27 [Holding Over], (xii) Section 34 [Notices], (xiii) Section 39 [Parking], (xiv) Section 44 [Expansion Rights], (xv) Section 45 [Equipment Rights], and (xvi) Exhibit C [Renewal Options]. The provisions of Section 14 [No Access to Data Center] shall not apply to restrict Sublandlord’s access to the Data Center.  In the event that Tenant receives an Availability Notice (as defined in Section 44 of the Master Lease), Sublandlord shall promptly forward a copy of the Availability Notice to Subtenant, to give Subtenant an opportunity to negotiate with Master Landlord for a direct lease of the Expansion Space (as defined in Section 44 of the Master Lease).

(d)The following provisions of the Master Lease shall apply to this Sublease as modified pursuant to the following: (i) Basic Lease Information (all sections and definitions shall be deleted except for the definition of “Landlord”, which shall be retained with the term “Master Landlord” substituted for “Landlord”); (ii) Section 1 [Definitions] (the first two (2) sentences thereof shall be deleted as well as the word “Additionally” appearing at the beginning of the third sentence thereof), (iii) Section 6 [Late Charges] (this section shall be retained except that the reference to the “tenth (10th) day of the month” in the third (3rd) sentence thereof shall be changed to the “seventh (7th) day of the month”, (iv) Section 8(a)(ii) [Data Center Costs] (the third (3rd) and fourth (4th) sentences thereof shall not apply to this Sublease); (v) Section 9(b) [Subtenant’s Deductible Amount] (the amount of “One Hundred Thousand Dollars ($100,000)” shall be substituted with the amount of “Five Thousand Dollars ($5,000.00)”); (vi) Section 10 [Payment of Increased Operating Expenses, Insurance Expenses and Property Taxes] (as modified pursuant to Section 10.3 below); (vii) Section 12(b) [New Signage Program] (the term “Master Landlord” shall be substituted wherever the term “Landlord” appears, (viii) Section 16 [Surrender] (the reference to “Section 23(b)” appearing therein shall be substituted with a reference to “Section 23(c)”), (ix) Section 17 [Compliance with Law] (as modified pursuant to subsection 10.2(e) below), (x) Section 21 (a)(i) [Notice Period for

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Late Payments] (the reference to “three (3) business days shall be changed to “two (2) business days”), (xi) Section 23(a) [Alterations] (this section shall be retained except (A) subclause (iii) thereof shall be deleted in its entirety and replaced with “will cost in excess of Five Thousand Dollars ($5,000.00)”, and (B) Subtenant shall owe the same duties to Master Landlord as to Sublandlord, and Master Landlord shall have the same rights as Sublandlord, thereunder), (xii) Section 23(c) [Removal and Restoration] (the following phrase shall be deleted from the sixth (6th) line thereof: “(i) made pursuant to Section 23(b)”, and (xiii) Exhibit B [Rules and Regulations] (all references to “Landlord” shall be substituted with “Master Landlord” except for those appearing in Paragraph 6 thereof, which shall be substituted with “Sublandlord”).  If Master Landlord imposes any charges on Sublandlord for any usage of the Building auditorium or the Building conference room by Subtenant as provided in Paragraph 32 of Exhibit B of the Master Lease, Subtenant shall pay or reimburse Sublandlord for such charges within ten (10) days after Sublandlord’s invoice or other written request therefor.  With reference to Section 11(c) [Tenant’s Self Help Rights], Subtenant shall not be entitled to exercise any such self-help rights unless, and except to the extent that, Sublandlord is entitled to exercise such rights against Master Landlord as provided under the Master Lease.

(e)Notwithstanding the last sentence of Section 17 of the Master Lease, as between Sublandlord and Subtenant, Sublandlord shall bear the risk of complying with the Disabilities Acts (as defined in Section 17 of the Master Lease) and Title 24, part 6 of the California Code of Regulations, as amended from time to time, other than compliance that is necessitated by the use of the Subleased Premises for other than the use set forth in Section 5 above or as a result of any Alterations made by Subtenant (which risk and responsibility shall be borne by Subtenant).

(f)Sublease Base Rent and the charges due pursuant to Section 10.3 hereof shall be abated if and for so long as Sublandlord’s rental obligations for the Subleased Premises are abated pursuant to the Master Lease, and shall be abated in the same proportion as Sublandlord’s rent is abated.

(g)Sublandlord shall at Sublandlord’s cost install a separate submeter to measure Subtenant’s electrical consumption in the Subleased Data Center and Storage Space.  As additional rent under this Sublease, Subtenant shall pay the costs of providing electrical service for the Subleased Data Center and Storage Space, which shall be separately submetered by Sublandlord for such purpose throughout the Sublease Term, and Subtenant shall reimburse Sublandlord for such costs at Master Landlord’s standard rates then in effect as provided in the Master Lease, within thirty (30) days of billing therefor (which billing shall be provided to Subtenant on a monthly basis).  Subtenant shall also pay as additional rent under this Sublease in advance on the first day of each Sublease Month a monthly charge to defray a portion of Sublandlord’s costs for ongoing maintenance of the Data Center infrastructure (which may include costs for maintenance of chillers, APC/UPS, DC Automomation, water treatment, fire suppression inspections, and County inspections), in the amount of $1,940.50 per month (which is based on 30% of Sublandlord’s current annualized maintenance cost of $77,620), plus a monthly charge to defray a portion of Sublandlord’s costs for air conditioning utility charges, in the amount of $1,300.00 per month (which is based on 30% of Sublandlord’s actual average air conditioning utility charges over the past two years, rounded down).  Subtenant hereby waives any and all claims against Sublandlord arising out of any failure of the UPS and HVAC equipment serving the Subleased Data Center and Storage Space and/or any temporary shutdown to the extent reasonably necessary for maintenance and repair of such equipment.

(h)In addition, whenever any period for notice from “Tenant” to “Landlord” is specified under the Master Lease, or any period within which “Tenant” is required to do anything under the Master Lease, the period applicable to Subtenant’s obligation to give such notice to Sublandlord or to perform under this Sublease, except as otherwise provided herein, shall be three (3) days shorter than the corresponding period applicable to “Tenant” under the Master Lease (so that Sublandlord shall always have at least three (3) days within which to give its own notice or performance to Master Landlord); further, wherever any period for notice from “Landlord” to “Tenant” is specified under the Master Lease, Sublandlord shall similarly have an additional period of at least three (3) days within which to give notice to Subtenant under this Sublease (provided, however, that if the period for notice from “Landlord” to “Tenant” specified under the Master Lease is less than five (5) days, then Sublandlord shall provide such notice to Subtenant within one-half of the period specified under the Master Lease).

10.3Payment of Increased Operating Expenses, Insurance Expenses and Property Taxes.  Commencing on January 1, 2019, Subtenant shall pay its Pro Rata Share of increases in Operating Expenses, Insurance Expenses and Property Taxes that are charged to Sublandlord at the same time and in the same manner as Sublease Base Rent.  The terms of Section 10 of the Master Lease shall govern Subtenant’s obligations to pay such amounts; provided, however, that (a) the term “Pro Rata Share” shall mean 73.35%, which is the percentage obtained

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by dividing (1) the number of rentable square feet in the Subleased Premises (i.e., 34,981) by (2) the number of total rentable square feet of the Premises (leased by Sublandlord from Master Landlord pursuant to the Master Lease), which Sublandlord and Subtenant hereby stipulate is 47,693, (b) the term “Base Year” shall mean calendar year 2018, (c) all references to insurance costs, property taxes, operating expenses and services to the Building shall be deemed to mean and refer to such costs, taxes, expenses and services incurred or provided by or levied against Master Landlord, and (d) Section 10(h) of the Master Lease shall not apply to this Sublease.  In the event that the number of total rentable square feet of the Premises leased by Sublandlord from Master Landlord pursuant to the Master Lease is reduced below 47,693, Subtenant’s Pro Rata Share shall be adjusted accordingly.  Thus, Subtenant’s Pro Rata Share of the Building will be and continue to be 18.663%.  Subtenant shall have the  right, at Subtenant’s sole cost and expenses (and at no cost or expense to Sublandlord),  to object to an Annual Expense Statement consistent with Sublandlord’s Audit rights under Section 10(h) of the Master Lease. If Sublandlord elects to exercise Sublandlord’s audit rights under the Master Lease, Sublandlord will notify Subtenant of its intent to do so and will to the greatest extent permitted under the Master Lease provide Subtenant with the information obtained from Master Landlord as a result of Sublandlord’s exercise of such audit rights.

10.4Preservation of Master Lease.  So long as Subtenant is performing all of Subtenant’s obligations as provided in this Sublease, Sublandlord shall not enter into any agreement that will cause either the Master Lease to be terminated or the Subleased Premises to be surrendered prior to the expiration of the Sublease Term, or cause any breach or default by Sublandlord under the Master Lease that will result in any such termination or surrender which breach or default remains uncured beyond applicable cure periods, unless Master Landlord shall accept this Sublease as a direct lease between Master Landlord and Subtenant and expressly assume Sublandlord's obligations hereunder.  Sublandlord shall not enter into any amendment or other agreement with respect to the Master Lease that will prevent or adversely affect the use by Subtenant of the Subleased Premises in accordance with the terms of this Sublease, increase the obligations of Subtenant or decrease the rights of Subtenant under this Sublease, shorten the term of this Sublease or increase the rental or any other sums required to be paid by Subtenant under this Sublease, without the prior written consent of Subtenant in each case.  In the event Subtenant makes a request that Subtenant is entitled to make under this Sublease, which request requires the approval of Master Landlord, Sublandlord shall use commercially reasonable efforts to obtain such approval (but Sublandlord shall not be required to incur any cost or expense in order to do so).

10.5Subtenant’s Insurance.  Subtenant shall keep in force at all times throughout the Sublease Term, at Subtenant's expense, for the benefit of Sublandlord and Master Landlord, insurance as required under the Master Lease, with Sublandlord, Master Landlord, Master Landlord’s mortgagee (if any), Master Landlord’s property management company and/or any other parties designated by Sublandlord as additional insureds.  Subtenant shall furnish to Master Landlord and to Sublandlord such certificates of insurance containing such endorsements as may be required pursuant to Section 9(b) of the Master Lease, including, without limitation, an express waiver of any right of subrogation by the insurance company against Sublandlord and Master Landlord.  Subtenant hereby extends all waivers in favor of Sublandlord pursuant to Section 9(e) of the Sublease to Master Landlord, in addition to Sublandlord.

10.6Default by Subtenant; Indemnification.

(a)Upon the failure of Subtenant to pay rent or comply with any other provisions of this Sublease or the occurrence of any other event which constitutes a default under this Sublease (each, a “default” or “Event of Default”), Sublandlord shall be entitled to all the same rights and remedies against Subtenant on account of such default by Subtenant under this Sublease as are granted in the Master Lease to Master Landlord against Sublandlord on account of a default by Sublandlord under the Master Lease.  In addition to, and not in limitation of, the indemnification obligations set forth in the Master Lease, Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all liability, damages, claims, costs and expenses, including reasonable attorneys' fees incurred in connection therewith, arising out of Subtenant’s default under this Sublease.  No late charge or interest shall be payable on the first late payment of rent per twelve-month period of the Term, so long as Tenant delivers such overdue payment within three (3) business days after receipt of written notice from Landlord that the same is past due.

(b)To the extent Master Landlord is required to indemnify Sublandlord under Section 24(b) of the Master Lease, Sublandlord shall in turn indemnify, defend, protect and hold harmless Subtenant and its officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents from and against any Loss arising from (1) the gross negligence or willful misconduct of Master Landlord, its agents or employees; or (2) Master Landlord’s failure to perform its obligations under the Master Lease.  In case any action or proceeding is brought

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against Subtenant by reason of such claim, Sublandlord, upon notice from Subtenant, shall defend the same at Sublandlord’s expense by counsel selected by Sublandlord reasonably satisfactory to Subtenant.  The obligations of Sublandlord under this section arising by reason of any occurrence taking place during the Term of this Sublease shall survive the expiration or any termination of this Sublease.  Notwithstanding the foregoing, in no event shall Sublandlord’s obligations to Subtenant under this Section 10.6(b) exceed the indemnification, defense and protection actually received by Sublandlord from Master Landlord under Section 24(b) of the Master Lease, it being intended that this Section 10.6(b) shall provide for passing through to Subtenant the indemnification obligations of Master Landlord under the Master Lease (not expanding Sublandlord’s obligations beyond what Sublandlord receives from Master Landlord).

11.Assignment and Subletting.  Subtenant shall not directly or indirectly (by sale or transfer of a controlling interest in Subtenant’s capital stock or other form of proprietary interests, merger, consolidation, combination, reorganization recapitalization or otherwise), voluntarily or by operation of law or otherwise, transfer, assign, mortgage or hypothecate this Sublease, or any part thereof or interest therein, or permit the use of all or any portion of the Subleased Premises by any person or persons (including concessionaires and licensees) other than Subtenant, or sublet the Subleased Premises, or any part thereof, without the prior written consent of (i) Sublandlord (which may not be unreasonably withheld, delayed or conditioned by Sublandlord, but may be withheld if Master Landlord does not give any consent from Master Landlord that is required under the Master Lease or may be conditioned upon the obtaining of such consent from Master Landlord) and (ii) if required by Sublandlord in its sole but commercially reasonable discretion, Master Landlord pursuant to the Master Lease, in each instance.  Any assignment or subletting without the consent of both Sublandlord and, if required by Sublandlord in its sole but commercially reasonable discretion, Master Landlord shall be void, shall constitute a material default hereunder and shall give Sublandlord the right, at its option, to exercise any of its remedies under this Sublease.  Consent to any assignment or subletting shall not operate as a waiver of the necessity for a consent to any subsequent assignment or subletting, and the terms of such consent shall be binding upon any person holding by, under or through Subtenant.  Notwithstanding any assignment, subletting or other transfer by Subtenant or consent thereto by Sublandlord, Subtenant shall remain fully liable on this Sublease and shall not be released from performing any of the terms, covenants and conditions of this Sublease.  If the rental or other consideration payable to Subtenant in respect of such subletting or assignment exceeds the rent payable by Subtenant under this Sublease, then one-half (1/2) of such excess rent and other consideration shall be deemed additional rent owed by Subtenant to Sublandlord, and shall be payable to Sublandlord by Subtenant in the same manner and on the same terms as installments of Sublease Base Rent are payable by Subtenant under this Sublease (or upon Subtenant’s receipt thereof, whichever is earlier), after Subtenant first recoups its reasonable sub-subleasing costs, including reasonable attorneys’ fees, brokerage commissions and tenant improvements including without limitation rewiring, recabling, HVAC work and construction of demising walls as applicable (provided that any such work shall be conducted in accordance with all applicable provisions of this Sublease and of the Master Lease, and if any restoration is required, Subtenant shall perform the restoration at no cost or expense to Sublandlord).  Subtenant shall reimburse Sublandlord within thirty (30) days following written notice for Sublandlord’s reasonable attorneys’ fees incurred in connection with considering any request for consent to an assignment or subletting, which attorneys’ fees shall not exceed $1,500 per request so long as Subtenant and its transferee execute Sublandlord’s and Master Landlord’s standard forms to document such parties’ respective consent.

12.Recapture Right.  In the event of a written request for consent to an assignment or sublet  for the entire Subleased Premises for the then remainder of the Sublease Term, Sublandlord may, within thirty (30) days after submission of such request, cancel this Sublease as of the date the proposed assignment or subletting is to be effective.  If Sublandlord cancels this Sublease, then this Sublease shall cease, and Subtenant shall pay to Sublandlord all Sublease Base Rent accrued through the cancellation date.  Thereafter, Sublandlord may sublease such portion of the Subleased Premises to the prospective transferee (or to any other person) without liability to Subtenant.

13.Security.  Master Landlord is obligated to furnish certain security services as provided in Section 8(a)(iv) of the Master Lease.  Sublandlord shall have no responsibility for or with respect to the amount and type of security services, if any, to be provided to the Subleased Premises.  Sublandlord shall not be liable to Subtenant, and Subtenant hereby and expressly assumes all risk of loss in connection with, and waives any claim against Sublandlord for: (i) any unauthorized or criminal entry of third parties into the Subleased Premises or the Building, (ii) any damage or injury to property or persons, and (iii) any theft or loss of or damage to any property in or about the Subleased Premises or the Building from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown or insufficiency of security.  Sublandlord and Subtenant shall reasonably cooperate with one another to accommodate the security and access needs of each with respect to the Data Center.

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14.Holding Over.  If Subtenant (directly or through any transferee or other successor-in-interest of Subtenant) remains in possession of all or any part of the Subleased Premises after the expiration of the Sublease Term or earlier termination of this Sublease, such holding over, in the absence of an express written agreement to the contrary, shall be on the basis of a tenancy at the sufferance of Sublandlord.  In such event, Subtenant shall continue to comply with all of the terms, conditions and covenants of this Sublease as though the Sublease Term had continued, except that such tenancy at sufferance shall be terminable by Sublandlord at any time and rent shall be paid for each month (or portion thereof) during which Subtenant holds over in the Subleased Premises after the expiration or earlier termination of this Sublease, in an amount equal to 150% of the highest monthly Sublease Base Rent due under this Sublease for any month during the Sublease Term.  If Subtenant fails to surrender the Subleased Premises on the expiration of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall indemnify and hold Sublandlord harmless from all loss or liability resulting from such failure, including without limitation (i) any claims of Master Landlord against Sublandlord for failure to surrender the Premises at the time and in the manner required under the Master Lease (including, without limitation, holdover rent payable under the Master Lease) or for violating any term of the Master Lease, and (ii) any claims made by any succeeding subtenant, tenant or other party based upon such failure.  This indemnification obligation shall survive the expiration or earlier termination of this Sublease.  The provisions of this paragraph are in addition to and do not limit Sublandlord’s rights or Subtenant’s obligations under this Sublease. If Subtenant holds over holds over with Sublandlord’s and Master Landlord’s express written consent, then, in the absence of an express written agreement to the contrary, Subtenant shall be a month-to-month tenant and Subtenant shall pay, in addition to the other rent payable under this Sublease, Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Sublease Term.

15.Return of Deposits.  All deposits and other sums paid by Sublandlord to Master Landlord and held by Master Landlord for the benefit of Sublandlord shall be returned by Master Landlord to Sublandlord in accordance with the Master Lease and Subtenant shall have no right or claim thereto.

16.Waiver of Right to Jury Trial.  Each of the parties hereto waives its right to trial by jury.

17.Sublandlord’s Rights.  Sublandlord shall have the right at any time during the Sublease Term to assign its interest as Sublandlord under this Sublease to any affiliate or subsidiary of the Sublandlord named herein.  Further, in the event Sublandlord should be merged into or with a third party, such third party shall become the Sublandlord hereunder.  None of the transactions described in this Section 17 shall require the consent of Subtenant.  Subtenant shall accept and attorn to any assignee of Sublandlord’s interest in this Sublease.  In the event of any of the transactions described in this Section 17, Sublandlord shall provide Subtenant with written notice of such transaction, prior to or as soon as may be reasonably practicable after the effective date of the transaction.

18.USA Patriot Act.  Subtenant and Sublandlord each warrants and represents to the other that it is not, and shall not become, a person or entity with whom the other party is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including but not limited to the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental actions, and is not and shall not engage in any dealings or transactions or be otherwise associated with such persons or entities.

19.Civil Code Section 1938 Advisory.  Landlord and Tenant acknowledge and agree that the Premises have not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code (“Code”).  The parties further agree, pursuant to subdivision (e) of Section 55.53 of the Code the following:

(a)Pursuant to subdivision (e) of Section 1938 of the California Civil Code, if the subject premises have not been issued a disability access inspection certificate, as described in subdivision (e) of Section 53.53 of the California Civil Code, the commercial property owner or lessor is required to state the following on the lease form or rental agreement:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction related accessibility standards within the subject premises.”

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(b)Pursuant to the paragraph above, the parties expressly agree that, if Subtenant elects to obtain a CASp inspection of the Subleased Premises, Subtenant shall be solely responsible for scheduling the inspection and that such inspection shall not unreasonably interfere with the operations of the Premises or disturb any other tenant or occupant.  Subtenant shall be solely responsible for any and all costs to perform any such CASp inspection, including any ancillary costs relating thereto.  If the results of the inspection determine that modifications or alterations are required to meet all applicable construction-related accessibility standards, Subtenant agrees to perform such work, in its sole cost and expense and provided approvals are obtained under Section 6 above.  Subtenant agrees that all work shall be performed in a first class manner in compliance with all laws and using best efforts to minimize any disruption to the Building and other tenants or occupants, if applicable.  Furthermore, Subtenant agrees that any report that is generated as a result of an inspection pursuant to this section and all information contained therein, shall remain confidential, except as necessary for Subtenant to complete repairs and/or correct violations, as agreed herein.

20.Miscellaneous.

20.1Attorneys’ Fees. If Subtenant defaults in the performance of any terms, covenants, agreements or conditions contained in this Sublease and Sublandlord places the enforcement of this Sublease or the collection of any rent due or to become due hereunder, or recovery of the possession of the Subleased Premises, in the hands of an attorney, or files suit upon the same, Subtenant agrees to pay Sublandlord’s reasonable attorneys’ fees and expenses. In addition, if Subtenant requests any consent or other action on the part of Sublandlord, in connection with which Sublandlord deems it necessary for any documents to be prepared or reviewed by its counsel, Subtenant shall pay all reasonable attorneys’ fees and expenses incurred by Sublandlord in connection therewith.

20.2Accord and Satisfaction.  No payment by Subtenant or receipt by Sublandlord of a lesser amount than the rent and other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or other charge, nor shall any endorsement or statement on any check or any letter accompanying a check or payment as rent or other charges be deemed an accord or satisfaction.  Sublandlord may accept such check or payment without charge or pursue any other remedy in this Sublease.

20.3Entire Agreement.  This Sublease sets forth the entire understanding between Sublandlord and Subtenant concerning the Subleased Premises and supersedes any and all prior negotiations and understandings.  The parties hereto agree that there are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties hereto with respect to any subject covered by this Sublease other than those set forth herein.  No amendment, change or addition to this Sublease shall be binding upon Sublandlord or Subtenant unless in writing and signed by the party to be charged.

20.4No Partnership.  Nothing contained in this Sublease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture, and neither the method of computation of rent nor any other provision contained in this Sublease nor any act of the parties hereto shall be deemed to create any relationship between Sublandlord and Subtenant other than the relationship of Sublandlord and Subtenant.

20.5Notices.  All notices and other communications given pursuant to this Sublease shall be in writing and shall be:  (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at their respective addresses set forth below; (2) hand delivered to the intended addressee at such address; (3) sent by a nationally recognized overnight courier service to the intended addressee at such address; or (4) sent by electronic mail with read receipt.  All notices shall be effective upon the earlier to occur of actual receipt, one (1) business day following deposit with a nationally recognized overnight courier service, or three (3) days following deposit in the United States mail.  The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

If to Sublandlord:	Dynatrace LLC
404 Wyman St., Suite 500
Waltham, MA 02451
Attn: Chief Financial Officer
Telephone: 781-530-1000

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with a copy to:
Thoma Bravo
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attn: Chip Virnig, Vice President
Telephone: (415) 263-1695
If to Subtenant:	Model N, Inc.
777 Mariners Island Boulevard, Suite 300
San Mateo, CA 94404
Attn: Chief Financial Officer
Telephone: (650) 610-4676
With a copy to:
Model N, Inc.
777 Mariners Island Boulevard, Suite 300
San Mateo, CA 94404
Attn: General Counsel
Telephone: (650) 610-4702

20.6Captions and Section Numbers.  The captions and section numbers appearing in this Sublease are inserted only as a matter of convenience.  They do not define, limit, construe or describe the scope or intent of the provisions of the Sublease.

20.7Brokers’ Commissions.  Each party represents and warrants to the other that it has taken no act nor permitted any act to be taken pursuant to which it or the other party hereto might incur any claim for brokerage commissions or finder’s fees in connection with the execution of this Sublease except with respect to Cushman & Wakefield, as Sublandlord’s broker, and Cornish & Carey Commercial, dba Newmark Cornish & Carey, as Subtenant’s broker (collectively, “Brokers”).  Each party agrees to indemnify, defend and hold the other harmless against all liabilities and costs arising from a breach of such representation and warranty, including, without limitation, for attorneys’ fees and costs in connection therewith. Brokers shall be paid a commission by Sublandlord pursuant to a separate written agreement with Sublandlord.

20.8Partial Invalidity.  If any term, covenant or condition of this Sublease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Sublease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid, shall both be unaffected thereby, and each term, covenant or condition of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

20.9Exhibits. All Exhibits attached to this Sublease are hereby incorporated herein.

20.10Authority. If Subtenant is a corporation, limited liability company, partnership or other form of entity, the individuals signing this Sublease on behalf of Subtenant hereby represent and warrant that (i) Subtenant is duly organized, validly existing and in good standing and has all required power and authority to own, sublease, hold and operate properties and conduct business in the State of California and (ii) such individuals have the authority to bind Subtenant to this Sublease.

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20.11Execution of Sublease; Counterparts.  The submission of this Sublease to Subtenant for examination or execution does not constitute a reservation of or option on the Subleased Premises or an offer of Sublandlord to sublease the Subleased Premises.  This Sublease shall become effective as a Sublease, and Sublandlord shall become obligated hereunder, only upon the execution and delivery of this Sublease (theretofore executed by Subtenant) by Sublandlord to Subtenant.  This Sublease may be executed in counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and which together shall constitute but one and the same agreement.

[REMINDER OF PAGE INTENTIONALLY LEFT BLANK]

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21.Contingent Nature of Sublease. This Sublease shall be contingent upon receipt of Master Landlord’s written consent to this Sublease, if Sublandlord, in its sole discretion, shall require such consent.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLANDLORD:		SUBTENANT:

DYNATRACE LLC,		MODEL N, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Kevin Burns	By:	/s/ DAVID BARTER
Name:	Kevin Burns	Name:	DAVID BARTER
Title:	C.F.O	Title:	CFO

Date of Execution: 8/29/,2017		Date of Execution: August 11, 2017

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CONSENT OF MASTER LANDLORD

The undersigned Master Landlord does hereby consent to the foregoing Sublease (the “Sublease”) dated August 8, 2017 between DYNATRACE LLC, a Delaware limited liability company, as successor-in-interest to Keynote Systems, Inc., a Delaware corporation (“Sublandlord”), and MODEL N, INC., a Delaware corporation (“Subtenant”), which Sublease and the occupancy and use by Subtenant thereunder shall be subject to all the terms and conditions of the Master Lease, as defined in, and in accordance with and to the extent set forth in, the Sublease, provided that (i) Sublandlord shall pay all sums due under the Master Lease, including excess rent payable under the Sublease pursuant to Section 19(g) of the Master Lease; (ii) such consent shall not operate as a waiver of Master Landlord’s rights under the Master Lease in connection with any subsequent subleasing of said premises; and (iii) such consent shall not be construed as releasing or discharging Sublandlord from any obligation or liability of Sublandlord under the terms of the Master Lease.  Master Landlord hereby confirms that, as of the date of Master Landlord’s execution hereof, Sublandlord is not in default or breach of any of the provisions of the Master Lease, and the Master Lease is in full force and effect and has not been amended or modified except as expressly set forth in the foregoing Sublease.

Dated:	,	2017	RV VI 777 MARINERS, LLC, a Delaware limited
			liability company, successor-in-interest to CREF 777
			LLC, a Delaware limited liability company

			By:	RV VI 777 MARINERS INC.,
				a Delaware CORPORATION
				its Sole Member

				By:
				Name:
				Title:

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EXHIBIT A

MASTER LEASE

[Copy of Master Lease follows this page]

A-1

OFFICE LEASE

BETWEEN

CREF 777 LLC,

a Delaware limited liability company

LANDLORD

AND

KEYNOTE SYSTEMS, INC.,

a Delaware corporation

TENANT

DATED AS OF

NOVEMBER 21, 2013

A-1

EXHIBIT A	Floor Plan of the Premises
EXHIBIT A-1	Floor Plan of Temporary Premises
EXHIBIT B	Rules and Regulations
EXHIBIT C	Renewal Options

i

OFFICE LEASE

This Office Lease (this “Lease”) is entered into as of November 21, 2013 (the “Lease Date”), by and between the Landlord and the Tenant hereinafter named.

BASIC LEASE INFORMATION
Landlord:	CREF 777 LLC, a Delaware limited liability company (“Landlord”)
Tenant:	KEYNOTE SYSTEMS, INC., a Delaware corporation (“Tenant”)
Premises:

The Premises consist of the following spaces: (i) Suite No. 300, containing 33,981 rentable square feet; (ii) Suite No. 220, containing 2,140 rentable square feet; (iii) Suite No. 205, containing 2,441 rentable square feet; (iv) Suite No. 150, containing 4,933 rentable square feet; (v) Suite No. 160, containing 2,156 rentable square feet; and (vi) Suite No. 120, which houses Tenant’s data center (the “Data Center”), containing 4,182 rentable square feet (for a total of 11,224 rentable square feet on the first (1st) floor), for an aggregate of 49,833 rentable square feet in the Premises, in the building located at 777 Mariners Island Boulevard, San Mateo, California (the “Building”). All components of the Premises are shown on the floor plans attached to the Lease as Exhibit A. The Building, together with the land on which it is located, the associated parking garage (the “Parking Garage”), and similar improvements and easements associated with the foregoing or the operation thereof, including without limitation the Common Areas (as defined in Section 8(c)), are hereinafter collectively called the “Project”.

Term:

Approximately eighty-four (84) months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 84th full calendar month following the Commencement Date, subject to earlier termination as provided in the Lease. Tenant shall have the right to extend the Term pursuant to Exhibit C attached hereto.

Commencement Date:	The date of close of escrow for the sale of the Building from Tenant to Landlord pursuant to a purchase and sale agreement between the parties.
Base Rent:	Base Rent shall be the following amounts for the following periods of time:

Lease Months	Monthly Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
1 – 12	$3.3491	$166,894.00
13 – 24	$3.4495	$171,901.00
25 – 36	$3.5530	$177,058.00
37 – 48	$3.6596	$182,370.00
49 – 60	$3.7694	$187,841.00
61 – 72	$3.8825	$193,476.00
73 – 84	$3.9990	$199,280.00

As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Commencement Date to the first (1st) day of the next calendar month shall be included in the first (1st) Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month).

Security Deposit:	$199,280.00

Rent:

Base Rent, Operating Expenses (as defined in Section 10(d)), Property Taxes (as defined in Section 10(c)), and Insurance Expenses (as defined in Section 10(b)), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office use, and for no other purpose.

Base Year:	Calendar Year 2014.

Tenant’s Pro Rata Share:

26.59%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the rentable square feet in the Building at the time a respective charge was incurred, which at the time of execution of this Lease is 187,435 rentable square feet.  Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Building set forth above is conclusive as to the square footage in existence on the date of this Lease and shall be binding upon them, absent a change in the size of the Common Areas or a change in the size of the Premises. All areas within the Building will be measured in accordance with Office Buildings:  Standard Methods of Measurement ANSI/BOMA Z65.1-2010 Method A.

Parking Spaces:	One hundred fifty-five (155)

Tenant Improvement Allowance:	$1,700,000.00; see Section 23(e)

Landlord’s Broker:	None

Tenant’s Broker:	None

Tenant’s Address:	Keynote Systems, Inc. 777 Mariners Island Boulevard Suite 300 San Mateo, CA 94404		With a copy to: Thoma Bravo 600 Montgomery Street 32nd Floor
	Attention:	Chief Financial Officer	San Francisco, CA 94111
	Telephone: (650) 403-2400		Attention:	Chip Virnig, Vice President
			Telephone:	(415) 263-1695

Landlord’s Address:	CREF 777 LLC
c/o Cornerstone Real Estate Advisers LLC
100 Wilshire Boulevard, Suite 700
Santa Monica, CA 90401
	Attention:	Asset Manager, 777 Mariners
	Telephone:	(310) 234-2525

LEASE PROVISIONS

1.DEFINITIONS.  The definitions and basic provisions set forth in the foregoing Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes.  If any conflict exists between any Basic Lease Information and the following provisions of the Lease, then such following provisions of the Lease shall control.  Additionally, the following terms shall have the following meanings when used in this Lease: “Laws” means all federal, state and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” shall mean any of the foregoing; and “Tenant Party” means any of the following persons:  Tenant; any assignees claiming by, through or under Tenant; any subtenants claiming by, through or under Tenant; and any of their respective agents, contractors, employees and invitees.

2.PREMISES.

(a)Subject to the terms of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises (as defined in the Basic Lease Information). (b) In addition to the leasing of the Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, Suite 250 in the Building, containing approximately 11,804 rentable square feet and more particularly shown on the plan attached hereto as Exhibit A-1 (the “Temporary Premises”) for a period of up to five (5) months following the Commencement Date, to facilitate Tenant’s planned remodel work in Suite 300. The leasing of the Temporary Premises shall be on all the terms and conditions of this Lease except that (i) no Rent shall be due for the Temporary Premises for the first five (5) months following the Commencement Date and (ii) Tenant may terminate its leasing of the Temporary Premises at any time upon not less than ten (10) days’ written notice to Landlord specifying the date for termination of the leasing of the Temporary Premises.  If Tenant remains in possession of the Temporary Premises for more than five (5) months following the Commencement Date, Tenant will be required to pay Base Rent and Operating Expenses on the Temporary Premises at the rate applicable to the balance of the Premises, and Landlord may take any steps legally permissible to regain possession of the Temporary Premises without affecting the balance of this Lease. Tenant may not make any Alterations to the Temporary Premises and shall not be entitled to any allowance on the Temporary Premises.  Tenant shall remove all of its property from the Temporary Premises and shall surrender possession of the Temporary Premises to Landlord in the condition required under Section 16 upon Lease termination.

3.TERM.  The Term shall commence on the Commencement Date set forth in the Basic Lease Information and continue for the duration of the Term described in the Basic Lease Information.

4.POSSESSION.  Tenant acknowledges that: (i) it is already in possession of the Premises; (ii) Landlord has not made any oral or written representations or warranties with respect to the condition, suitability or fitness of the Premises other than as may be specifically set forth in this Lease; and (iii) Landlord has no obligation to provide or to fund any tenant improvements for the Premises as part of this leasing transaction.  By occupying the Premises on the Commencement Date, Tenant shall be deemed to have accepted the Premises in its then “AS IS” condition, subject to all applicable Laws.

5.RENTAL.  Tenant shall timely pay Rent (as defined in the Basic Lease Information), without notice, demand, deduction or offset (except as otherwise expressly provided herein) to Landlord at Landlord’s address provided for in this Lease or as otherwise specified by Landlord in writing.  The obligations of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Base Rent, adjusted as herein provided, shall be payable monthly in advance, on the first (1st) day of each month of the Term.  The monthly Base Rent for any partial month at the beginning of the Term shall be based upon the actual number of days in such partial month, and shall be due within ten (10) days following the Commencement Date.  Payments of Base Rent for any fractional calendar month at the end of the Term shall be similarly prorated.  Commencing on January 1 of the calendar year immediately following the Base Year, Tenant shall pay its Pro Rata Share of increases in Operating Expenses, Property Taxes and Insurance Expenses at the same time and in the same manner as Base Rent.

6.LATE CHARGES; DEFAULT RATE INTEREST.

(a)Tenant acknowledges that late payment by Tenant to Landlord of Rent may cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix.  Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by the Building.  Therefore, if any installment of Rent due from Tenant is not received by Landlord on or before the tenth (10th) day of the month, Tenant shall pay to Landlord an additional sum of five percent (5%) of the Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant.  Acceptance of any late charge or late rent shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord. Notwithstanding the foregoing, the late charge referenced above shall not be charged with respect to the first two (2) occurrences (but may be charged with respect to any subsequent occurrence) during any twelve (12)-month period that Tenant fails to make payment when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant.

(b)All past due payments (other than late charges) required of Tenant hereunder shall bear interest from the date due until paid at the lesser of five percent (5%) per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”).  Notwithstanding the foregoing, the interest referenced above shall not be charged with respect to the first two (2) occurrences (but may be charged with respect to any subsequent occurrence) during any twelve (12)-month period that Tenant fails to make payment when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant.

7.SECURITY DEPOSIT.  Tenant shall pay to Landlord concurrently with Tenant’s execution of this Lease the Security Deposit (as defined in the Basic Lease Information), which shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof.  The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default.  If an Event of Default occurs with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of Rent and other sums due hereunder, Landlord may at Landlord’s discretion, without prejudice to any other remedy, use, apply or retain all or any part of the Security Deposit for the payment of Rent or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default.  If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease.  Unless required otherwise by applicable Law, Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon.  Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law.  If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, upon such transfer, Landlord thereafter shall have no further liability for the return of the Security Deposit.  Tenant hereby waives the provisions of Section 1950.7(c) of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

8.SERVICES; COMMON AREAS.

(a)Landlord shall provide or cause to be provided certain utilities and services to the Premises during the Term, subject to the conditions and in accordance with the standards set forth herein. Such utilities shall include but not be limited to electricity for standard office equipment, lighting and Tenant’s Data Center, gas, water, HVAC (during the regular business hours of the Building as set forth in clause (ii) below), exterior and interior window washing at least once a year and janitorial services which shall include cleaning and trash removal service in and about the Premises five (5) days per week, excluding all holidays, as is customary for office space in comparable Class A office buildings in the San Mateo area. Landlord shall use all reasonable efforts to restore any utility or service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby (except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees), be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant’s obligations hereunder, except as expressly provided in this Lease.

(i)Tenant shall contract directly for and pay for all telephone and communication services.

(ii)Landlord will provide HVAC for normal office uses to provide for the reasonably comfortable occupancy of the Premises during the regular business hours of the Building, which are from 7:00 a.m. to 6:00 p.m. Monday through Friday, holidays excepted. Landlord will provide HVAC to the Premises outside these hours upon request in accordance with Landlord’s standard building policy regarding same, and Tenant shall pay Landlord therefor at Landlord’s standard rates then in effect (which shall not reflect any mark-up on utility rates beyond what Landlord is charged by the utility provider but shall include recovery of all costs reasonably incurred for operating the HVAC equipment for additional hours including the cost of labor and administrative (i.e. billing) costs and, where appropriate, a reasonable allowance for increased wear and tear of any systems being used to provide such after-hours service).  Tenant shall pay the costs of providing HVAC and electrical service for Tenant’s Data Center, which shall be separately metered by Landlord for such purpose throughout the Term, and Tenant shall reimburse Landlord for such costs at Landlord’s standard rates then in effect (which shall not reflect any mark-up on utility rates beyond what Landlord is charged by the utility provider but shall include recovery of all costs reasonably incurred for operating the HVAC equipment for additional hours including the cost of labor and administrative (i.e. billing) costs) within thirty (30) days of billing therefor (which billing shall be provided to Tenant on a monthly basis). Notwithstanding the foregoing, Tenant shall be responsible at its sole cost for the maintenance and repair of the Data Center HVAC/electrical service meter.

(iii)Landlord shall provide and maintain fire extinguishers in such numbers and locations in the Premises specified by the insurance underwriters, the San Mateo Fire Department, and all Laws.

(iv)Landlord shall provide security services for the Building consistent with what is customary for comparable office buildings in the same geographical area, but in no event less than the following minimum standards:  Unarmed security guards will be on site Mondays through Fridays from 7 am to 11 pm, and Saturdays and Sundays from 9 am to 5 pm; the coverage breakdown will be:  Mondays through Fridays - 1 guard from 7 am to 3 pm; 1 guard from 3 pm to 11 pm; and 1 roving guard from 9 am to 3:30 pm; and 1 guard only on Saturdays and Sundays from 9 am to 5 pm.  Additional security for the Building shall be at Landlord’s discretion.  Tenant acknowledges that Landlord is not responsible for security and that it has neither received nor relied upon any representation or warranty from Landlord with respect to the safety or security of the Premises or the Building or any part thereof, or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord for the Building.  Tenant shall be solely responsible for the protection of its property, employees and invitees.

(v)Access to the Premises and the Building shall be on a 24 hour per day, 365 day per year basis, subject to such reasonable access control measures as Landlord may from time to time establish.  Tenant shall be entitled to retain its existing supplemental security systems for access to the Premises.  Tenant may provide additional security protection within and for the Premises at Tenant’s option at Tenant’s sole expense, provided that Tenant shall coordinate any security services and equipment with any security systems or procedures provided by Landlord and any work shall be performed in accordance with Section 23 below.

(b)Notwithstanding anything to the contrary in Section 8(a) above, if:  (i) any utility service is interrupted because of the acts of Landlord, its employees, agents or contractors, including construction, repair or alteration work undertaken by Landlord, or because of Landlord’s failure to perform any maintenance or repair obligation of Landlord under this Lease;(ii)  Tenant notifies Landlord of such interruption in writing (the “Interruption Notice”);(iii)  such interruption does not arise in whole or in part as a result of an act or omission of a Tenant Party; (iv) such interruption is not caused by a fire or other casualty; (v) the repair or restoration of such service is reasonably within the control of Landlord; and (vi) as a result of such interruption, the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of it business) and Tenant in fact ceases to use the Premises, or material portion thereof, then, Tenant’s sole remedy for such interruption shall be as follows:  on the second (2nd) consecutive business day following the latest to occur of the date the Premises (or material portion thereof) becomes untenantable, the date Tenant ceases to use such space and the date Tenant provides Landlord with an Interruption Notice, the Rent payable hereunder shall be abated on a per diem basis for each day after such two (2)-business day period based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and such abatement shall continue until the date the Premises become fully tenantable again.

(c)The term “Common Area” is defined for all purposes of this Lease as that part of the Project intended for the common use of all tenants or occupants, including among other facilities (as such may be applicable to the Project), the ground floor lobby, elevator lobbies and hallways on multi-tenant floors, private streets and alleys, landscaping, curbs, loading areas, sidewalks, balconies, lagoon, lighting facilities, drinking fountains, meeting rooms, fitness center, auditorium, Building conference room, public toilets, the Parking Garage, surface parking areas, and the like, but excluding:  (i) space in the Building (now or hereafter existing) designated for rental for commercial purposes, as the same may exist from time to time; (ii) streets and alleys maintained by a public authority; (iii) areas within the Project which may from time to time not be owned by Landlord (unless subject to a cross-access agreement benefiting the real property which includes the Premises); and (iv) areas leased to a single-purpose user where access is restricted.  The enumeration above is for example purposes and Landlord is not required to provide all of the identified features as Common Area throughout the Term, provided that in no event shall Landlord discontinue providing a fitness center in the Building throughout the Term, such fitness center to be at least as large and similarly equipped as exists on the Commencement Date.  In addition, although the roof of the Building and the Project lagoon are not literally part of the Common Area available for use by Building tenants, they will be deemed to be so included for purposes of:  (1) Landlord’s ability to prescribe rules and regulations regarding same; and (2) inclusion for purposes of Operating Expense reimbursements.  Landlord reserves the right to change from time to time the dimensions and location of the Common Area, so long as the Tenant Parties have reasonable access to the Premises at all times and so long as the number of parking spaces available for Tenant’s use is not reduced below the number of spaces provided in the Basic Lease Information (except as may be required by applicable Law).  Without limiting the generality of the foregoing, Landlord shall not impose any unreasonable restrictions on the use thereof.  Subject to the foregoing, Landlord may designate reserved spaces, carpool spaces or spaces for low emission or plug-in vehicles. Each Tenant Party shall have the non-exclusive right to use the Common Area (excluding the roof and lagoon) as constituted from time to time, such use to be in common with Landlord, other tenants in the Project and other persons permitted by Landlord to use the same, and subject to rights of governmental authorities, easements, other restrictions of record, and such reasonable rules and regulations governing use as Landlord may from time to time prescribe.  For example, and without limiting the generality of Landlord’s ability to establish rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(i)Tenant shall not solicit business within the Common Area nor take any action which would interfere with the rights of other persons to use the Common Area.

(ii)Landlord may temporarily close any part of the Common Area for such periods of time as may be reasonably necessary to make repairs or alterations or to prevent the public from obtaining prescriptive rights, provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access to and use of the Premises and Tenant’s parking rights.

(iii)Tenant’s right to use the roof of the Building is  subject to Section 45 below.

(iv)Tenant shall not be permitted to use or access the Project lagoon.

9.INSURANCE.

(a)Tenant’s Insurance. Effective as of the Commencement Date, Tenant, at Tenant’s sole expense, shall obtain and keep in force throughout the Term insurance policies providing the following coverage:

(i)Commercial general liability insurance of not less than $3,000,000 per occurrence, with an annual aggregate limit of not less than $5,000,000, which shall apply on a per location basis, or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require consistent with the requirements of other landlords in the San Mateo area (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s Mortgagee (as defined in Section 31(a)) and Landlord’s property management company against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises with an additional insured endorsement in form CG 2026 07/04 (or comparable endorsement reasonably acceptable to Landlord).  Tenant may carry the insurance required to be carried by Tenant under this Section 9(a)(i) under a blanket policy of insurance that covers other locations where Tenant and Tenant’s Affiliates conduct business, provided that such blanket policy shall be endorsed to specifically cover the Premises and shall provide the same amount and types of coverage for the Premises and Tenant’s activities therein that would be provided by a separate policy meeting the requirements of this Section 9(a)(i).

(ii)Special Risk Property insurance covering the full value of all existing tenant improvements, furniture, trade fixtures and personal property in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party, it being understood that no lack or inadequacy of insurance by Tenant shall in any event make Landlord subject to any claim by virtue of any theft of or loss or damage to any uninsured or inadequately insured property.

(iii)Special Risk Property insurance covering the full value of all Alterations (as defined in Section 23(a)) made to the Premises by Tenant, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear.

(iv)Contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy).

(v)Worker’s compensation insurance in amounts not less than statutorily required, and Employers’ Liability insurance with limits of not less than $1,000,000.

(vi)In the event Tenant performs any alterations or repairs in, on, or to the Premises, Builder’s Risk Insurance on a Special Risk basis (including collapse) on a completed value (non-reporting) form, or by endorsement including such coverage pursuant to Section 9(a)(iii) hereinabove, for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises.

(b)Insurance Policy Information.  All such policies shall be written on a primary non-contributory basis with deductibles not to exceed One Hundred Thousand Dollars ($100,000), with Tenant to be solely responsible for any deductible or self-insured retention it elects to carry.  Tenant shall furnish to Landlord certificates of such insurance, with an additional insured endorsement in form CG 2026 07/04 (or comparable endorsement reasonably acceptable to Landlord), prior to the Commencement Date, and upon each renewal of said insurance.  All such insurance policies shall be (i) in form and usual and customary to Tenant’s business practices, (ii) be issued by insurance companies which are qualified to do business in the State of California and which are rated A-:VIII or better in the most currently available “Best’s Insurance Reports”, and (iii) contain an endorsement containing an express waiver of any right of subrogation pursuant to Section 9(e) below by the insurance company against Landlord (whether Landlord is named as an additional insured or not).  Further, Tenant shall obtain a written obligation on the part of its insurer to endeavor to notify Landlord at least thirty (30) days before cancellation or non-renewal of insurance.

(c)Failure to Comply.  If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, following five (5) business days’ notice to Tenant, obtain such insurance, and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of five percent (5%) of such cost.  It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease.

(d)Landlord’s Insurance.  Landlord shall, at its sole expense, (subject to reimbursement in accordance with Section 10) obtain and keep in force during the Term hereof a policy or policies of insurance covering loss or damage to the Building, providing protection against all perils included within the classification of fire, extended coverage, earthquake (if reasonably available at commercially reasonable rates), windstorm, flood (if appropriate), vandalism, and malicious mischief, such insurance to be in an amount of at least one hundred percent (100%) of the replacement cost of the Building.  Landlord shall also maintain commercial general liability insurance in amounts not less than that required of Tenant hereunder.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem reasonably necessary.  The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(e)Subrogation.  Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (as defined in Section 24 below). Landlord and Tenant each hereby waive any right of subrogation and right of recovery or cause of action for injury including death or disease to respective employees of either as covered by worker’s compensation (or which would have been covered if Tenant or Landlord as the case may be, was carrying the insurance as required by this lease). Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

10.PAYMENT OF INCREASED OPERATING EXPENSES, INSURANCE EXPENSES AND PROPERTY TAXES.

(a)Payment of Operating Expenses.  Tenant shall pay to Landlord Tenant’s Pro Rata Share of the amount by which the annual Operating Expenses (defined in Section 10(d) below) exceed the annual Operating Expenses for the Base Year.  Landlord shall make a good faith estimate of Tenant’s Pro Rata Share of such increase for any calendar year or part thereof during the Term.  During each calendar year or partial calendar year of the Term after the Base Year, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated increase in Operating Expenses for such calendar year or part thereof divided by the number of months therein.  From time to time, but not more than two (2) times per calendar year, Landlord may re-estimate the increase in Operating Expenses and deliver a copy of the re-estimate to Tenant.  Thereafter, the monthly installments of increases in Operating Expenses payable by Tenant shall be appropriately adjusted in accordance with the estimation.  Any amounts paid based on such an estimate shall be subject to adjustment as provided in Section 10(f) below when actual Operating Expenses are available for each calendar year.  Operating Expenses for the Base Year, for the purpose of comparisons of the Base Year with subsequent years only, shall be calculated so as to not include market-wide labor-rate increases due to extraordinary circumstances, including boycotts and strikes, or utility rate increases due to extraordinary circumstances, including conservation surcharges, boycotts, embargos or other shortages.  Landlord shall have the same remedies for a default in the payment of Tenant’s Pro Rata Share of Operating Expenses, Property Taxes and Insurance Expenses as for a default in the payment of Base Rent. With respect to any calendar year or partial calendar year (including the Base Year) in which the Building is not occupied to the extent of 95% of the rentable area thereof, or Landlord is not supplying services to 95% of the rentable area thereof, the Operating Expenses for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof and Landlord had been supplying services to 95% of the rentable area thereof.  The amount of Tenant’s obligation under this Section 10 for the last year of the Term shall be prorated in the proportion that the period this Lease is in effect during the calendar year in which this Lease terminates bears to the full calendar year.

(b)Payment of Insurance Expenses.  Tenant shall pay to Landlord Tenant’s Pro Rata Share of any increases in the cost of all insurance carried by Landlord with respect to the Project under Section 9(d) above (“Insurance Expenses”) for each year and partial year falling within the Term over the Insurance Expenses for the Base Year.  Tenant shall pay Tenant’s Pro Rata Share of Insurance Expenses in the same manner as provided above for Tenant’s Pro Rata Share of Operating Expenses.

(c)Payment of Property Taxes.  Tenant shall pay to Landlord Tenant’s Pro Rata Share of the amount by which the annual Property Taxes exceed the annual Property Taxes for the Base Year.  As used herein, “Property Taxes” shall mean all taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Expenses) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon, franchise taxes, transfer taxes, excess profits taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Property Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Property Taxes” for purposes hereof).  If any or all of the Property Taxes paid hereunder are by Law permitted to be paid in installments, notwithstanding how Landlord pays the same, then, for purposes of calculating Property Taxes, such Property Taxes shall be deemed to have been divided and paid in the maximum number of installments permitted by Law, and there shall be included in Property Taxes for each year only such installments as are required by Law to be paid within such year, together with interest thereon and on future such installments as provided by Law.  Property Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes and all costs reasonably incurred in disputing any taxes or in seeking to lower the tax valuation of the Project, provided that Tenant benefits appropriately from any tax refunds, rebates or reduced tax rates.  For property tax purposes, to the extent allowed by Law, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement.  Tenant shall pay Tenant’s Pro Rata Share of any increase in Property Taxes for each year and partial year falling within the Term over the Property Taxes for the Base Year.

(d)Definition of Operating Expenses.  Landlord’s operating expenses (collectively, “Operating Expenses”) shall include, but are not limited to, all out of pocket costs paid or incurred by Landlord in operating, managing, cleaning, equipping, protecting, lighting, repairing, heating, air conditioning and maintaining the Project.  Operating Expenses shall include, without limitation:  (i) the cost of utilities; (ii) the cost of all supplies and materials used in the operation, maintenance and repair of the Project, including without limitation the Project auditorium, fitness center and lagoon, or the control of access to the Project; (iii) costs for improvements made to the Project, which, although capital in nature, are (1) reasonably expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, and (2) capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (iv) the cost of janitorial services; (v) wages and salaries of all on-site employees to the extent engaged in the management, operation, maintenance or repair of the Project (but only up to the level of property or building manager), or the control of access thereto (in each case together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the operation, management, maintenance or repair of the Project or the control of access thereto), including taxes, insurance and benefits relating thereto; (vi) service, maintenance and management contracts with independent contractors for the operation, maintenance, management or repair of the Project or the control of access thereto, so long as such contracts are consistent with then-current market rates and practices in the San Mateo area; (vii) fire and life safety expenses; (viii) union benefits; (ix) costs of rubbish removal; (x) costs of maintenance and replacement of landscaping; and (xi) commercially reasonable insurance deductibles. Notwithstanding the foregoing, Landlord may treat as current expenses and not as capital costs, the cost of replacing items that Landlord is required to repair and maintain under this Lease provided that the total of such costs included in Operating Expenses in any year may not exceed three percent (3%) of Operating Expenses for that year.

(e)Exclusions from Operating Expenses.  Operating Expenses shall exclude: (i) other than as set forth in Section 10(d) above, all costs properly charged as a capital expense (e.g., depreciation of the original cost of construction); (ii) costs of alterations of tenant premises; (iii) interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project; (iv) real estate brokers’ leasing commissions; (v) legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or Project or portions thereof; (vi) any cost or expenditure for which Landlord is reimbursed by others (e.g., insurance proceeds, warranties or tort claims); (vii) the cost of any service furnished to any tenant of the Building which Landlord does not make available to Tenant; (viii) legal and auditing fees which are for the benefit of Landlord, such as collecting delinquent rents, enforcing leases, preparing tax returns and other financial statements; (ix) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building or Project; (x) fines, penalties and interest; (xi) costs to correct any construction defect in the Project or to comply with any Law in effect and as interpreted and applied to the Project on the Commencement Date; (xii) any costs or expenses representing any amount paid for services and materials to a person, firm or entity related to or associated with Landlord to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship; (xiii) costs in connection with services or other benefits for which Tenant or any other tenant is charged directly; (xiv) Landlord’s general corporate overhead and expenses; (xv) costs incurred to (A) comply with Laws relating to the removal of any Hazardous Material which was in existence on the Project as of the Commencement Date, and (B) to remove, remedy, contain or treat any Hazardous Material, which Hazardous Material is brought onto the Project after the date hereof by Landlord or any other tenant of the Project or any other person; provided, however, that Operating Expenses may include the costs attributable to those actions taken by Landlord in connection with the ordinary operation and maintenance of the Project, including costs incurred to remove limited amounts of Hazardous Material from the Project when such removal is directly related to such ordinary maintenance and operation; (xvi) other than as set forth in Section 10(d) above, any costs incurred in connection with the repair or replacement of the structural parts of the Building or Project; and (xvii) Insurance Expense (except for commercially reasonable insurance deductibles) and Property Taxes.

(f)Annual Expense Statement.  As soon as reasonably possible after the end of each calendar year following the Base Year, but in no event later than April 1st, Landlord shall furnish to Tenant a statement showing the actual Operating Expenses, Insurance Expenses and Property Taxes for the calendar year just ended (the “Annual Expense Statement”), and reconciling Tenant’s Pro Rata Share of any increases over the Base Year.  Tenant shall pay to Landlord the difference (if any) between the amount of Tenant’s Pro Rata Share of the increases set forth on the Annual Expense Statement and the amount of Operating Expenses, Property Taxes and Insurance Expenses paid by Tenant for the subject calendar year within thirty (30) days after receipt of the Annual Expense Statement, even if the Term has expired and Tenant has vacated the Premises.  If Tenant overpaid its Pro Rata Share of increases in Operating Expenses, Property Taxes and Insurance Expenses, then Landlord shall credit such amount against Rent next due hereunder or if the Term has expired shall refund such amount to Tenant concurrently with delivery of the subject Annual Expense Statement to Tenant.

(g)Landlord’s Records.  Landlord shall keep full, accurate, and separate books of account covering all Landlord’s Operating Expenses, Insurance Expenses and Property Taxes.  The books of account shall be retained by Landlord for a period of at least two (2) years after a subject calendar year.

(h)Tenant Audit Right.  Tenant shall have the right to object to an Annual Expense Statement during the one hundred eighty (180)-day period following delivery of such Statement to Tenant (the “Audit Election Period”).  In the event Tenant delivers a written notice to Landlord that Tenant objects to an Annual Expense Statement (the “Objection Notice”) during the Audit Election Period, then Tenant shall have the right, during the thirty (30)-day period following delivery of such Objection Notice, at Tenant’s sole cost, to review Landlord’s records relevant to such Annual Expense Statement, subject to the following conditions: (1) there is no uncured Event of Default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized regional or national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within twenty (20) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (5) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (6) Tenant and its accounting firm shall treat any audit in a confidential manner.  If during the Audit Election Period Tenant shall not have objected to an Annual Expense Statement in writing, then such Annual Expense Statement shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such Annual Expense Statement.  If Tenant timely delivers a written Objection Notice and if Tenant timely conducts an audit and delivers to Landlord a written statement specifying objections to such Annual Expense Statement, then Tenant and Landlord shall meet to attempt to resolve such objections within ten (10) days after delivery of the objection statement.  If such objections are not resolved within such ten (10)-day period, then either party shall have the right, at any time within sixty (60) days after the expiration of such ten (10)-day period, to require that the dispute be submitted to binding arbitration under the rules of the American Arbitration Association.  If neither Landlord nor Tenant commences an arbitration proceeding within such sixty (60)-day period, then the Annual Expense Statement in question shall be final and binding on Landlord and Tenant.  Notwithstanding that any such dispute remains unresolved, Tenant shall be obligated to pay Landlord all amounts payable in accordance with this Section 10.  The audit and arbitration procedures set forth in this Section 10 shall be Tenant’s exclusive remedy with respect to the calculation of the amount of Tenant’s obligations under this Section 10; provided, however, that if it is finally determined that Landlord over-billed Tenant by more than five percent (5%), then, provided that Tenant delivers to Landlord a written statement setting forth in reasonable detail the expenses actually incurred by Tenant in conducting such audit, Landlord shall reimburse Tenant for Tenant’s reasonable expenses incurred in connection with such audit.  Landlord shall include such reimbursement amount with the overpayment amount being credited against Rent or refunded to Tenant, as the case may be.

11.MAINTENANCE AND REPAIRS.

(a)Landlord’s Maintenance Obligations. Except as provided in Sections 18 and 30 hereunder, Landlord shall, at Landlord’s sole cost and expense subject to reimbursement through Operating Expenses as provided in Section 10 above, keep and maintain, in good condition, order and repair the Common Areas, the structural parts of the Building, and the Building systems, and shall replace Building-standard light bulbs in the Premises.  Any specialty lighting within the Premises shall be replaced by Tenant at Tenant’s sole cost.  As used herein, “structural parts” include but are not limited to the foundations, bearing and exterior walls (excluding glass and doors), sub-flooring and roof and the unexposed plumbing and sewage systems, electrical systems, and the HVAC system servicing the Premises (expressly excluding the HVAC system serving the Data Center which shall be maintained by Tenant at Tenant’s sole expense).  Notwithstanding any of the above, Tenant shall be liable for any damage to the structural parts or other parts of the Building or the Common Areas which are caused by, or result from the negligent or willful misconduct of any Tenant Party.  If any of the foregoing maintenance or repair is necessitated due to the negligent or willful misconduct of any Tenant Party, Tenant shall pay the costs of such repairs or maintenance to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to five percent (5%) of the cost of the repairs.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises or in the Project pursuant to Landlord’s rights and obligations under the Lease.  To the extent allowed by Law, Tenant waives the right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, and the right to terminate the Lease under Section 1932(1) of the California Civil Code, and any other laws, statutes or ordinances now or hereafter in effect of like import.

In addition, Landlord shall, at Landlord’s sole cost and expense subject to reimbursement through Operating Expenses, keep and maintain the Building generator (the “Generator”) in good condition, order and repair throughout the Term.  Without limiting the generality of the foregoing, Landlord shall (i) maintain adequate fuel reserves in the underground diesel fuel storage tank that feeds the Generator; (ii) maintain service agreements with fuel vendors for both routine and emergency fuel service for the Generator; and (iii) test and run the Generator at least monthly to ensure proper operation of the Generator in the event of a power outage.  Given the critical nature of Tenant’s Data Center in the Building to the operation of Tenant’s business, Landlord shall immediately notify Tenant of any problems or concerns regarding the functioning of the Generator, and shall otherwise respond to inquiries regarding its status from Tenant’s representatives when received.

(b)Tenant’s Maintenance Obligations.  Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, ordinary wear and tear, casualties and condemnation (which shall be governed by Sections 18 and 30) excepted.  Tenant’s repair obligations include, without limitation, repairs to:  (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant and located in the Premises or other portions of the Building or the Project; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) the Data Center HVAC system; (9) existing tenant improvements within the Premises and any Alterations performed by contractors retained by or on behalf of Tenant (including the Initial Alterations); and (10) all of Tenant’s furnishings, trade fixtures and equipment.  All work shall be performed in accordance with the rules and procedures described in Section 23.  If Tenant fails to make any repairs to the Premises for more than ten (10) days after notice from Landlord (although notice shall not be required if there is an emergency, or if the area to be repaired is visible from the exterior of the Building), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to five percent (5%) of the cost of the repairs.  At the expiration of this Lease, Tenant shall surrender the Premises in good condition, excepting reasonable wear and tear and losses required to be restored by Landlord.  If Landlord elects to store any personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant, same shall be stored at the sole risk of Tenant.

(c)Tenant’s Self Help Rights.  If Landlord fails to make any repairs or to perform any maintenance required of Landlord pursuant to the terms of this Lease and within Landlord’s reasonable control, and such failure shall persist for an unreasonable time (not less than thirty (30) days except in the event of an Emergency [as defined below]) after Tenant’s written notice to Landlord of the need for such repairs or maintenance (the “Initial Repair Notice”) and unless Landlord has commenced such repairs or maintenance during such period and is diligently pursuing the same, Tenant may (but shall not be required to) following a second written notice (which notice shall have a heading in at least 14-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN

TENANT EXERCISING SELF-HELP RIGHTS”) and Landlord’s failure to commence repairs within five (5) days after receipt of such second notice, perform such repairs or maintenance in accordance with the provisions of this Lease governing Tenant’s repairs and Alterations, and Landlord shall reimburse Tenant in an amount not to exceed $25,000.00 for the reasonable costs and expenses therefor within thirty (30) days after Landlord’s receipt of appropriate invoices and back-up documentation. Notwithstanding the foregoing, in the event of an “Emergency”, which is defined as an event which poses the threat of imminent, severe damage to Tenant’s employees or invitees, to Tenant’s personal property, or to the functioning of Tenant’s Data Center, then Tenant may pursue such repairs if Tenant is unable to notify Landlord of such Emergency condition after using diligent efforts to notify Landlord, provided that the reasonable cost of such repairs does not exceed $25,000.00.  All work performed by Tenant or its agents in accordance with this Section 11(c) must be performed: (x) at a reasonable cost and rate and (y) so as to minimize interference with the rights of other tenants to use their premises in the Building.

(d)Limitations on Liability.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Landlord shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant.  It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location.  Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices.  Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention.  Tenant agrees to promptly notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises.

12.SIGNS.

(a)Existing Signage. At no additional cost to Tenant, but subject to Section 12(b) below, Tenant shall be entitled to retain throughout the Term its signage in place within the Building on the Commencement Date, expressly including (i) its Building lobby directory signage; (ii) its elevator lobby directory signage on the floors where Tenant’s Premises are located; and (iii) its Premises entry and similar signage.  Landlord shall maintain all such signage as part of Operating Expenses.  Notwithstanding the foregoing, Tenant shall not be entitled to retain its two (2) Building-top signs or any other signage wherever located that includes the phrase “Keynote Plaza” (subject to Tenant’s rights under Section 12(c)).  At Landlord’s option at any time during the Term, Landlord may remove such Building-top signage, as well as any other signage at the Project that includes the phrase “Keynote Plaza” at Landlord’s sole cost (subject to Tenant’s rights under Section 12(c)).

(b)New Signage Program.  Notwithstanding anything to the contrary in Section 12(a) above, if Landlord elects to institute a program for new Building-standard signage or otherwise initiates a rebranding of the Building affecting Building signage, Landlord at no cost to Tenant may remove Tenant’s current signage and install new Building-wide signage so long as Tenant retains the right to (x) Building-standard lobby directory signage consistent with that available to other tenants; (y) Building-standard elevator lobby directory signage on the multi-tenant floors where Tenant’s Premises are located consistent with that available to other tenants; and (z) Building-standard Premises entry signage on the multi-tenant floors where Premises are located consistent with that available to other tenants.  In all events, Landlord will permit Tenant to install identity signage in the main Building lobby in a style and design mutually acceptable to the parties (provided the sign may not use the phrase “Keynote Plaza”), and Tenant shall be permitted to retain all existing identity signage on each single-tenant floor within the Premises and may replace the signage on any single-tenant floor with signage reasonably acceptable to Landlord.  Any replacement signage installed by Tenant is subject to removal and restoration.

(c)Monument Signage.  The parties acknowledge that Tenant currently has identity signage on five (5) monument signs surrounding the Building.  So long as such monument signs remain in place, at no additional cost to Tenant, Tenant shall be permitted to retain its name and logo on two (2) Project monument signs, one of which is located at Armada Way and Baker Way at the entrance to the front parking lot for the Project and one of which is located at Bridgepointe Circle near the entrance to the back parking lot at the Project (the “Two Parking Lot

Monument Signs”).  Landlord may remove all other signage identifying Tenant from the Project monument signs and may remove all references to “Keynote Plaza” and/or the tagline “The Mobile & Internet Performance Authority” from any or all monument signs. However, notwithstanding the foregoing, if Landlord obtains permission from the applicable City of San Mateo agencies to replace the Two Parking Lot Monument Signs and/or Landlord determines to include more than one tenant identity sign on either of the Two Parking Lot Monument Signs, Tenant will agree that its monument sign rights on the Two Parking Lot Monument Signs will not be exclusive, so long as (1) Tenant’s identity sign is in the topmost position on the Two Parking Lot Monument Signs, (2) Tenant’s sign includes both Tenant’s name and logo, and (3) Tenant’s sign is not smaller than any other tenant identity signs installed on such monument signs.  Landlord may at Landlord’s cost remove Tenant’s name and logo from all other monument signs.  Notwithstanding the forgoing, if Landlord elects to place all or substantially all of the Building tenants’ names on any or all of the other Project monument signs (currently existing or as replaced), Landlord shall include Tenant’s name (and if applicable, logo) on such other monument signs consistent with what is granted to the other Building tenants.

(d)Restrictions on Signage.  Subject to the foregoing, Tenant agrees that Tenant will not construct or place, or permit to be constructed or placed, signs, displays, advertisements, awnings, marquees or other items on the exterior of the Premises, nor on the interior of the windows.  Any signs, displays, advertisements or decorations placed by Tenant without Landlord’s prior written consent shall be removed within five (5) days after receiving written notice from Landlord to remove same, and Landlord reserves the right to enter the Premises and remove them at Tenant’s expense.  Any approved sign provided for or allowed herein to be installed by Tenant shall, unless otherwise agreed, be removed at the expiration or earlier termination of the Lease at Tenant’s expense and Tenant shall repair any damage caused to the Premises resulting from such removal.  If Tenant fails to do so, Landlord may cause such removal and repair on Tenant’s behalf, at Tenant’s expense.

13.USE.  Tenant shall use the Premises for the Permitted Use, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Tenant, at its sole cost and expense, shall obtain and keep in effect during the Term, all permits, licenses and other authorizations necessary to permit Tenant to use and occupy the Premises for the Permitted Use in accordance with applicable Law.  Ingress and egress for the bulk moving of office furniture, furnishings, equipment and file cabinets shall be done in accordance with Building policy and with advance notification to Landlord.  The use of the passenger elevators for delivery of office supplies is permitted in accordance with Building policy.  Tenant shall not do, or permit anything to be done, in or about the Premises which will in any way increase the existing rate of, or affect any fire or other, insurance coverage upon the Building or its contents, or cause cancellation of any insurance policy covering said Building or any part thereof or its contents.  Tenant shall not do, or permit anything to be done in or about the Premises, including Common Areas, which will in any way obstruct or interfere with the rights of other Tenants or occupants of the Building or injure them or use or allow the Premises to be used for any unlawful purpose.  Tenant shall not cause, maintain or permit any nuisance or waste in, on or about the Premises.  Tenant shall not use the Premises, or permit them to be used, for any auction, fire, liquidation or bankruptcy sale. In the event of Tenant’s failure to comply with any provision in this paragraph, Landlord, at its option, may require that Tenant pay for any increase in the rate of any insurance, or for any other damages, resulting from said failure to comply.

14.ENTRY BY LANDLORD.

(a)Except as provided in Section 14(b) below, Tenant will permit Landlord and its agents to enter into the Premises at all reasonable times to inspect them and to maintain the Building, to make repairs to any portion of the Building, and to show the Premises to prospective purchasers or lenders, provided Landlord gives Tenant 24 hours’ notice (which notice may be written or oral) during normal business hours prior to any such entry; provided, however, that no notice shall be required in emergency situations or to provide Building-standard services.  Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business when entering into the Premises.

(b)Notwithstanding the foregoing, Landlord shall not have access at any time to Tenant’s Data Center which contains highly confidential and sensitive information.

(c)Landlord may have access to the Premises (excluding the Data Center) to exhibit them during reasonable hours to prospective tenants during the last 180 days of the Term upon 24 hours’ prior notice (which notice may be written or oral), such notice to be delivered to Tenant during normal business hours.

(d)For each of the aforesaid purposes, Landlord and/or its agent shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding the Data Center and further excluding Tenant’s vaults, safes, computer server rooms, and any rooms containing financial records.  Landlord shall not be required to provide any janitorial or repair and maintenance services to Tenant’s Data Center or any other areas within the Premises that Tenant does not allow Landlord to access and Tenant shall be solely responsible for providing such services at Tenant’s cost in accordance with a class A office building.  Landlord may enter Tenant’s Data Center or other restricted areas using any means necessary in an emergency presenting imminent risk of injury to persons or property, provided that Landlord makes reasonable efforts (i) to first contact Tenant regarding such emergency entry and (ii) to minimize interference with the operation of Tenant’s Data Center and other business functions in the accessed areas of the Premises.  Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises (excluding the Data Center) without prior written consent of Landlord.  If Landlord shall give its consent, Tenant shall utilize Landlord’s locksmith for such purpose.  The foregoing shall not alter Tenant’s right to install and maintain supplemental security systems for the Premises, so long as Landlord retains the ability to access the Premises (excluding the Data Center) when necessary.

15.ELEVATORS.  Tenant shall have non-exclusive rights to the use of the passenger elevators located in the Building which shall be maintained by Landlord.  If any Tenant Party damages the elevators in any way, whether by overloading, negligence, deliberate misconduct or otherwise, Landlord shall repair the same but at Tenant’s expense.  Tenant shall pay the costs of such repairs to Landlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to five percent (5%) of the cost of the repairs.  Any interruption of the elevator service shall be diligently attended to by Landlord and repaired within a reasonable time based on the availability of elevator contractors, parts and materials.

16.SURRENDER.  At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises to Landlord with all improvements located therein in good repair and condition, reasonable wear and tear (and condemnation and casualty damage, as to which Section 30 and Section 18 shall control) excepted, free of Hazardous Materials (as defined in Section 40(h)(a)) placed on the Premises by any Tenant Party (whether prior to or during the Term), and in broom-clean condition, and Tenant shall deliver to Landlord all keys to the Premises, security badges and the mailbox key.  Tenant shall remove all unattached trade fixtures, furniture, equipment and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord).  Additionally, Tenant shall remove any Alterations in accordance with Section 23(b).  Tenant shall repair all damage caused by such removal.  All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s cost without notice to Tenant and without any obligation to account for such items.  No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. The provisions of this Section 16 shall survive the expiration or earlier termination of the Lease.

17.COMPLIANCE WITH LAW.  Tenant shall not use, nor permit anything to be done in or about the Premises which will in any way conflict with any applicable Law now in force or hereafter enacted or promulgated.  Tenant shall, at its sole cost and expense, promptly comply with all Laws now or hereafter in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s unique use of the Premises or Tenant’s installation of any Alterations in the Premises.  The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any Law, shall be conclusive of that fact as between Landlord and Tenant.  Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant:  (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises; and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas (subject to reimbursement as set forth in Section 10), other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any Alterations made by Tenant (which risk and responsibility shall be borne by Tenant).

18.DESTRUCTION OF PREMISES.

(a)Tenant shall give prompt written notice to Landlord of any damage caused to the Premises by fire or other casualty.  Landlord shall provide Tenant with a good faith written estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty, which Damage Notice shall specify Landlord’s intentions with respect to the restoration of the Premises or the termination of this Lease, consistent with the terms of this Section 18.  Landlord shall deliver such Damage Notice to Tenant:  (i) within sixty (60) days after the date of such casualty if such casualty affects more than the Building, e.g., an earthquake, or (ii) within thirty (30) days after the date of such casualty if such casualty affects only the Building, e.g., a fire contained within the Building.  In the event of a partial destruction of the Premises during the Term resulting from fire or other casualty insurable under standard fire and extended coverage insurance, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the portions of the Premises that Landlord is required to insure provided such repairs, in Landlord’s sole but reasonable opinion, can be completed within one hundred fifty (150) days and there are sufficient available insurance proceeds to pay for the cost of same.  Such repairs shall be made in accordance with applicable Laws.  Such partial destruction shall in no way annul or void this Lease, except that Tenant shall be entitled to a reduction of Rent while such repairs are being made, in proportion to the square footage of the Premises which is rendered unusable by Tenant in the conduct of its business.

(b)In the event (i) the Building is destroyed or substantially damaged by a casualty not covered by Landlord’s insurance, or (ii) the Building is destroyed or rendered untenantable either (A) to an extent in excess of fifty percent (50%) of the first floor area by a casualty covered by Landlord’s insurance, or (B) to the extent that the Building systems are inoperable and such systems cannot be repaired in Landlord’s reasonable estimate within two hundred seventy (270) days from the date of such damage, or (iii) Landlord’s Mortgagee elects, pursuant to such Mortgage, to require the use of all or part of Landlord’s insurance proceeds in satisfaction of all or part of the indebtedness secured by the Mortgage, or (iv) the Premises shall be damaged to the extent of fifty percent (50%) or more of the cost of replacement, then Landlord may elect either to terminate this Lease or to proceed to rebuild and repair the Premises.

(c)In the event that Landlord determines that such partial destruction cannot be repaired in one hundred fifty (150) days or if such partial destruction results from an uninsured cause and Landlord elects not to make such repairs, this Lease may be terminated at Landlord’s option upon notice to Tenant.  A total destruction of the Building shall terminate this Lease.

(d)If Landlord is required or elects to restore the Premises as provided in this Section 18, Landlord shall not be required to restore the existing tenant improvements within the Premises and any Alterations made by Tenant or Tenant’s personal property, such items being the sole responsibility of Tenant to restore at Tenant’s sole cost and expense. Tenant agrees that during any period of reconstruction or repair of the Premises, it will continue the operation of its business within the Premises to the extent reasonably practicable. During the period from the occurrence of the casualty until Landlord’s repairs are completed, the Rent shall be proportionately reduced as provided in Section 18(a) above.  Except as provided in Sections 18(e) and 18(f) below, Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, by virtue of any delays in completion of the reconstruction or repair of the Premises.

(e)If a material portion of the Premises is damaged by casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such casualty and Landlord estimates that the damage caused thereby cannot be repaired within two hundred and seventy (270) days after the date of the casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.If Landlord has elected to repair the Premises (or portions of the Building necessary for Tenant’s use and occupancy of the Premises) and such repairs are not substantially completed within two hundred and seventy (270) days following the date of such casualty for reasons other than force majeure or delays caused by Tenant, then Tenant may elect to terminate this Lease upon written notice to Landlord delivered after the expiration of such 270-day period and prior to the substantial completion of such repairs.

(f)In the event that a casualty occurs during the last twelve (12) months of the Term, and the damage to the Premises resulting from such casualty cannot be repaired within ninety (90) days from the date of such casualty, then either party may terminate this Lease by written notice to the other party delivered within thirty (30) days following delivery of the Damage Notice; provided however, if Tenant exercises its option to extend the Term of this Lease (if any remains) within ten (10) days after receipt of Landlord’s termination notice, then such termination shall not be effective.

(g)The rights contained in this Section 18 shall be Tenant’s sole and exclusive remedy in the event of a fire or other casualty.  Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any successor or other Law of like import.

19.ASSIGNMENT AND SUBLETTING.

(a)Subject to Section 19(h) below, Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed: (1) assign, transfer or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant; (4) sublet any portion of the Premises; (5) grant any license, concession, or other right of occupancy of any portion of the Premises; or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 19(a)(1) through Section 19(a)(6) being a “Transfer”).  Notwithstanding the foregoing or any other portion of this Lease to the contrary, Tenant shall have the right to sublease up to twenty percent (20%) of the Premises without Landlord’s consent, provided that Tenant shall notify Landlord of any such sublease(s) and the identities of the subtenant(s).  Landlord is not required to consent to any assignment of this Lease as security for any Tenant financing.

(b)Landlord shall not unreasonably withhold its consent to any Transfer, provided that (i) no Event of Default then exists under the Lease, and (ii) the proposed transferee:  (1) is creditworthy; (2) has a good reputation in the business community; (3) will use the Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project; (4) will not use the Premises or the Project as a call center or in a manner that would materially increase the pedestrian or vehicular traffic to the Premises or the Project; (5) is not a governmental entity, or subdivision or agency thereof; (6) is not another occupant of the Project (provided that Landlord has comparable vacant space in the Project to offer to such other occupant); (7) is not a person or entity with whom Landlord is then, or has been within the three-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project; and (8) will not utilize the Premises as a school or other educational or training facility (which shall not be construed to prohibit occasional training or other educational programming conducted by office users) (all of the foregoing in this Section 19(b) being deemed reasonable bases for withholding consent).

(c)If Tenant requests Landlord’s consent to a Transfer, then, at least fifteen (15) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed pertinent documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial and other credit information (including without limitation the transferee’s two (2) prior years’ financial statements, which financial statement shall be audited, if available); and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character.  Tenant shall reimburse Landlord within thirty (30) days following written notice for Landlord’s reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer, which attorneys’ fees shall not exceed $1,000 per Transfer so long as Tenant and its transferee execute Landlord’s standard form to document Landlord’s consent.

(d)If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer.  No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not be deemed consent to any subsequent Transfers.  If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent.  Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder.  Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e)Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that following the occurrence of an Event of Default which results in the termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any previous act or omission of Tenant under such sublease; (2)subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (3)bound by any previous modification of such sublease (unless approved in writing by Landlord) or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (5) obligated to provide any services except for the services it provides as landlord under this Lease or to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment.  Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 19(e).  The provisions of this Section 19(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f)Landlord may, within fifteen (15) days after submission of Tenant’s written request for Landlord’s consent to an assignment of this Lease or the subletting of more than fifty percent (50%) of the Premises, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective.  If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises, Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer, and Rent shall be reduced proportionately based on the remaining square footage in the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.  Tenant shall have the right to withdraw its request for Landlord’s consent to the proposed Transfer (“Withdrawal Right”), provided Tenant exercises such Withdrawal Right within five (5) business days after receipt of Landlord’s termination notice.  If Tenant timely exercises its Withdrawal Right, the Lease shall continue in full force and effect as if Tenant had not requested Landlord’s consent to the proposed Transfer.

(g)Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of all compensation received by Tenant for a Transfer over the Rent allocable to the portion of the Premises covered thereby, after deducting the following costs and expenses for such Transfer: (1) brokerage commissions (not to exceed commissions typically paid in the market at the time of such Transfer); (2) reasonable attorneys’ fees; and (3) the actual costs paid in making any improvements in the Premises required by any sublease or assignment.

(h)Notwithstanding anything in this Section 19 to the contrary, Tenant may Transfer its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (each a “Permitted Transferee”) without the written consent of Landlord:

(i)an affiliate of Tenant, which is herein defined to mean any entity which controls, is controlled by, or is under common control with, Tenant;

(ii)any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease; or

(iii)any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease.

Tenant shall promptly notify Landlord of any such Permitted Transfer.  Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder.  Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Building, Landlord or other tenants of the Building.  No later than ten (10) business days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee.  The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers.  “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 19.

(i)Tenant hereby waives any suretyship defenses it may now or hereafter have to an action brought by Landlord including those contained in Sections 2787 through 2856, inclusive, 2899 and 3433 of the California Civil Code, as now or hereafter amended, or similar laws of like import.

20.SURRENDER OF LEASE.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies.

21.DEFAULT; REMEDIES.

(a)The occurrence of any one or more of the following events shall constitute a default and breach of this Lease(“Event of Default”) by Tenant:

(i)The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) business days after written notice thereof from Landlord to Tenant; provided, however, that for each calendar year during which Landlord has already given Tenant two (2) written notices of the failure to pay an installment of Rent or any other payment due to Landlord, no further notice shall be required (i.e., the Event of Default will automatically occur on the third (3rd) business day after the day upon which the Rent was due; and provided further that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161, et seq., of the California Code of Civil Procedure);

(ii)The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure shall continue for a period of thirty (30) days after written notice thereof; provided, however, that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if it commenced such cure within said thirty (30)-day period and thereafter diligently pursues such cure to completion;

(iii)Tenant abandons the Premises or any substantial portion thereof, abandonment being defined as Tenant’s vacation of the Premises for a period of fourteen (14) or more consecutive days and failure to meet one (1) or more lease obligations;

(iv)Tenant fails to provide:  (i) any estoppel certificate after Landlord’s written request therefor pursuant to Section 28(a) or (ii) any financial statement after Landlord’s written request therefor pursuant to Section 28(b), and in each case such failure shall continue for five (5) business days after Landlord’s second (2nd) written notice thereof to Tenant;

(v)Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 9(a) and such failure continues for five (5) business days after Landlord’s written notice thereof to Tenant;

(vi)Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 35; and

(vii)The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 21(a)(vii), any guarantor of Tenant’s obligations hereunder):  (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) days after the filing thereof.

(b)Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(i)Terminate Tenant’s right to possession of the Premises by giving Tenant written notice thereof, in which event Tenant shall immediately surrender the Premises to Landlord.  In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant all damages suffered by Landlord as the result of Tenant’s failure to perform its obligations hereunder, described in Civil Code Section 1951.2, including, but not limited to, the worth at the time of the award (computed in accordance with paragraph (3) of subdivision (a) of Section 1951.2 of the California Civil Code) of any unpaid Rent which had been earned at the time of such termination; plus (1) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss Tenant proves reasonably could have been avoided; plus (2) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves reasonably could be avoided; plus (3) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including all amounts due under Section 21(c); plus (4) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.  As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Default Rate. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).  Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. Tenant hereby waives for Tenant and for all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease;

(ii)Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord:  (1) all Rent and other amounts accrued hereunder to the date of termination of possession; (2) all amounts due from time to time under Section 21(c); and (3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises.  Any sums due under the foregoing Section 21(b)(ii)(3) shall be calculated and due monthly.  If Landlord elects to proceed under this Section 21(b)(ii), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees.  If and to the extent required by applicable Law, Landlord shall use commercially reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to expend funds in connection with reletting the Premises, nor to relet the Premises before leasing other portions of the Project and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets Landlord’s leasing criteria.  Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.  Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder.  Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term.  Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 21(b)(ii).  If Landlord elects to proceed under this Section 21(b)(ii), it may at any time elect to terminate this Lease under Section 21(b)(i);

(iii) In addition to all other rights and remedies provided Landlord in this Lease and by Law, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover Rents as they become due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations); or

(iv) Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor (except to the extent any damage is caused by the gross negligence or willful misconduct of Landlord, its agents or employees), and Tenant shall reimburse Landlord within thirty (30) days of demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate.

(c)Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (1) obtaining possession of the Premises; (2) removing and storing Tenant’s or any other occupant’s property; (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant; (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including market-rate brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting); (5) performing Tenant’s obligations which Tenant failed to perform; and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.  To the full extent permitted by Law, Landlord and Tenant agree the federal and state courts of the State of California shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(d)Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default.  No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term.  Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(e)Any and all remedies set forth in this Lease:  (1) shall be in addition to any and all other remedies Landlord may have at law or in equity; (2) shall be cumulative; and (3) may be pursued successively or concurrently as Landlord may elect.  The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

22.LANDLORD DEFAULT.  Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant specifying Landlord’s alleged failure to perform (and an additional reasonable time after such receipt if (A) such failure cannot be cured within such thirty (30)-day period, and (B) Landlord commences curing such failure within such thirty (30)-day period and thereafter diligently prosecutes such cure to completion).  Tenant shall not have the right to terminate or rescind this Lease as a result of Landlord’s default.  Tenant waives such remedies of termination or rescission (except as otherwise specifically provided for in this Lease) and agrees that Tenant’s remedies for default under this Lease and for breach of any promise or inducement are limited to a suit for damages and/or injunction, and are specifically subject to Section 41.  In addition, Tenant shall, prior to the exercise of any such remedies, provide each Landlord’s Mortgagee (in each instance, only as to those entities of which Tenant has notice of their interest) with written notice and reasonable time to cure any default by Landlord.

23.ALTERATIONS.

(a)Tenant shall not make any alterations, additions or improvements to the Premises (collectively, the “Alterations”) without Landlord’s consent, which may not be unreasonably withheld, conditioned or delayed.  In the event Tenant makes any Alterations to the Premises as provided in this Section 23, said Alterations shall not be commenced until ten (10) days after Landlord has received notice from Tenant stating the date the installation of the Alterations is to commence so that Landlord can post and record an appropriate notice of non-responsibility.  Tenant shall furnish complete plans and specifications to Landlord for its approval at the time it requests Landlord’s consent to any Alterations if the desired Alterations: (i) will affect the Building’s operating systems or Building’s structure; or (ii) will require the filing of plans and specifications with any governmental agency or authority; or (iii) subject to Section 23(b), will cost in excess of Fifty Thousand Dollars ($50,000.00). Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord a copy of any building permit required by applicable Law and a copy of the executed construction contract(s).  Tenant shall reimburse Landlord within thirty (30) days after the rendition of a bill for all of Landlord’s actual reasonable out-of-pocket costs incurred in connection with any Alterations, including all management, engineering, outside consulting, and construction fees actually incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations, provided that Landlord shall use commercially reasonable efforts to provide advance notice to Tenant of such costs so that Tenant may determine whether to proceed with such Alterations.  If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor reasonably approved in writing by Landlord. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may reasonably require.  Without Landlord’s prior written consent, Tenant shall not use any portion of the Common Areas either within or without the Project in connection with the making of any Alterations.  If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Project in order to comply with any applicable Laws, then Tenant shall reimburse Landlord within thirty (30) days of demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements.  All construction work done by Tenant within the Premises shall be performed in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Project.  Tenant agrees to indemnify, defend and hold Landlord harmless against any loss, liability or damage resulting from such work.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.  Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(b)Notwithstanding anything to the contrary in Section 23(a), Tenant shall be permitted to make cosmetic, decorative and non-structural improvements to the Premises without Landlord’s consent, provided that such improvements: (i) do not in any way affect the Building’s structure or Building’s operating systems, (ii) do not exceed the total amount of One Hundred Thousand Dollars ($100,000.00) in the aggregate in any calendar year, and (iii) Tenant is not required by applicable Law to obtain a permit to perform the Alteration.  For purposes of Tenant’s Initial Alterations (as defined in Section 23(e) below) to be performed during the first eighteen (18) months of the Term, the dollar amount referenced in clause (ii) shall be set at Two Hundred Fifty Thousand Dollars ($250,000.00). Tenant shall not be required to reimburse Landlord for any costs incurred by Landlord in conjunction with Tenant’s performance of any such cosmetic, decorative or non-structural improvements, nor shall Landlord’s approval of Tenant’s contractor or Tenant’s plans be required for same.  Tenant shall give Landlord ten (10) days’ notice of the commencement of any such work.

(c)Any Alterations made shall remain on and be surrendered with the Premises upon the expiration or earlier termination of the Term except that Landlord may elect no later than sixty (60) days before the expiration of the Term or earlier termination, to require Tenant to remove any Alterations that Tenant has made to the Premises; provided, however, that Landlord may not require Tenant to remove (i) any Alterations that are cosmetic or decorative improvements made pursuant to Section 23(b) or (ii) any Alterations that constitute standard office workspace improvements (i.e. offices, work stations, copy rooms, reception areas, small break rooms and similar facilities, but expressly excluding cafeterias, fitness centers and data centers).  Subject to the foregoing, if Landlord so elects, Tenant, at its sole cost and expense, shall restore the Premises to the condition and state it was in prior to installation of said Alterations.  At the time of Landlord’s consent, Tenant may request Landlord to declare whether the Alterations in question are ones that Landlord may elect to have Tenant remove, in which event Landlord shall deliver to Tenant written notice containing Landlord’s decision.  Tenant’s movable furniture and trade fixtures shall not become part of the realty and shall not belong to Landlord in any event.

(d)Tenant shall cause all contractors and subcontractors performing work in the Premises to procure and maintain insurance coverage naming Landlord and Landlord’s property management company and any other party reasonably requested by Landlord as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require.  All such work (including the Initial Alterations) shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s structure and the Building’s operating systems). All such work which may affect the Building’s structure or the Building’s operating systems, at Landlord’s election, must be performed by Landlord’s usual contractor for such work or another contractor reasonably approved by Landlord.  All work affecting the roof of the Building must be performed by Landlord’s roofing contractor or another contractor reasonably approved by Landlord and no such work will be permitted if it would void or reduce the warranty on the roof.

(e)Landlord and Tenant acknowledge that Tenant plans to undertake Alterations in Suite 300 of the Premises following the Commencement Date (the “Initial Alterations”).  All the terms and conditions of this Section 23 shall apply to the Initial Alterations.  Without limiting the generality of the foregoing, Landlord shall not unreasonably withhold, condition or delay its approval of Tenant’s plans and specifications for the Initial Alterations or Tenant’s proposed contractor for the Initial Alterations (the “Contractor”).  In conjunction with such Initial Alterations, Landlord shall provide Tenant with an allowance in an amount not to exceed $1,700,000.00 to be applied toward all hard and soft costs incurred by Tenant in the development, performance and completion of the Initial Alterations (the “TI Allowance”).  Landlord shall fund the TI Allowance directly to the Contractor or other vendor, supplier or design professional, as applicable, within thirty (30) days following Tenant’s submission to Landlord of a request for a specific disbursement amount (such submissions to be delivered not more frequently than monthly) accompanied by the following:  (i) an itemization of the costs for which Tenant seeks payment together with invoices or draw requests from the contractor to be paid; (ii) a certification from Tenant that all work for which the payment is requested has been completed in a good and workmanlike manner and in accordance with the approved plans; (iii) if applicable, evidence of discharge of any liens that may have been filed against the Premises or the Project with respect to the work done by Tenant on the Premises; (iv) with respect to each draw request other than the final draw request, conditional lien releases from all contractors, subcontractors, and suppliers releasing all claims of lien in connection with the work  for which the payment is requested; and (v) with respect to the final draw request which shall cover at least ten percent (10%) of the TI Allowance, original, executed unconditional lien releases from the general and all other contractors and suppliers who performed work or furnished supplies for or in connection with the Initial Alterations, final signed-off permits and as-built drawings showing the Initial Alterations, as constructed.  All submittals under this paragraph must be received by Landlord within twelve (12) months of the Commencement Date, and Landlord shall have no obligation to make further payments of the TI Allowance for submissions received after such twelve (12)-month period has expired; provided, however, that after Landlord has confirmed that all work has been completed and paid for and no liens have been or may be filed against the Property with respect to the Initial Alterations, which determination Landlord shall make as expeditiously as possible, up to $500,000.00 of the unused TI Allowance may be applied by Tenant towards Rent first coming due hereunder after such twelve (12)-month period has expired and Landlord has made the above-referenced determination (but in no event shall such amount be applied to a month later than the twentieth (20th) month of the Term).  In no event shall Landlord be obligated to fund any portion of the TI Allowance or allow any use of the TI Allowance as a rent credit when an Event of Default under this Lease has occurred and is continuing.

(f)Concurrently with Tenant’s performance of its Initial Alterations,Landlord will undertake and complete a renovation of the third (3rd) floor restrooms at a cost of not less than $120,000.00, which amount shall be at Landlord’s sole cost (and not part of Operating Expenses) and shall be in addition to the TI Allowance.  Landlord shall use commercially reasonable efforts (i) to accommodate Tenant’s reasonable and timely requests regarding the restrooms renovation and (ii) to complete this project within the first five (5) months following the Commencement Date.  Landlord’s restrooms renovation project shall be completed in a good and workmanlike manner and in compliance with applicable Laws.

24.INDEMNIFICATION.

(a)Subject to Section 9(e) and except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Tenant shall indemnify, defend, protect and hold harmless Landlord, Landlord’s property manager, any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents (collectively, the “Landlord Indemnitees”) from and against any and all claims arising from:  (1) any injury to or death of any person or the damage to or theft, destruction, loss or loss of use of any property or inconvenience (each, a “Loss”) arising from any occurrence on the Premises or from the use of the Common Areas by any Tenant Party at any time prior to or during the Term; or (2) Tenant’s failure to perform its obligations under this Lease.  In case any action or proceeding is brought against Landlord by reason of such claim, Tenant, upon notice from Landlord, shall defend the same at

Tenant’s expense by counsel selected by Tenant reasonably satisfactory to Landlord. The obligations of Tenant under this section arising by reason of any occurrence taking place prior to or during the Term of this Lease shall survive the expiration or any termination of this Lease.

(b)Subject to Section 9(e), Landlord shall indemnify, defend, protect and hold harmless Tenant and its officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents from and against any Loss arising from (1) the gross negligence or willful misconduct of Landlord, its agents or employees; or (2) Landlord’s failure to perform its obligations under this Lease.  In case any action or proceeding is brought against Tenant by reason of such claim, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel selected by Landlord reasonably satisfactory to Tenant.  The obligations of Landlord under this section arising by reason of any occurrence taking place during the Term of this Lease shall survive the expiration or any termination of this Lease.

25.BROKERS.  Landlord and Tenant each represents that it was not represented by a broker in this transaction.  Landlord and Tenant covenant to pay, hold harmless and indemnify each other from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any broker or agent utilized by the indemnitor with respect to this Lease or the negotiation hereof.

26.WAIVER OF TERMS.  The failure of either party to object to any breach of any term, covenant or condition by the other shall not be deemed to be a waiver of such term, covenant or condition.  The subsequent acceptance of rent or other performance hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

27.HOLDING OVER.  If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over:  (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred fifty percent (150%) of the Base Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease.  The provisions of this Section 27 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify, defend and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Tenant holds over with Landlord’s express written consent, then Tenant shall be a month-to-month tenant and Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Term.

28.ESTOPPEL CERTIFICATE; FINANCIAL STATEMENTS.

(a)Tenant shall, within ten (10) business days after written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to the best of its knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and (iii) acknowledging such other factual matters as may reasonably be requested.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

(b)If Landlord desires to finance or refinance the Building or sell the Building, Tenant hereby agrees to deliver to any lender or prospective purchaser designated by Landlord, within ten (10) business days of Landlord’s written request therefor, Tenant’s most recent audited financial statements (including any notes to them) or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements.  If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports.  All such financial statements shall be received in confidence and shall be used only for the purposes herein set forth.  Under no circumstances, however, may Landlord require delivery of Tenant’s financial statements more than once in any calendar year.

29.TRANSFER OF LANDLORD’S INTEREST.  In the event of a sale or conveyance by Landlord of Landlord’s interest in the Premises, other than a transfer for security purposes only, Landlord shall be relieved from and after the date specified in any such notice of transfer of all obligations and liabilities accruing thereafter on the part of Landlord, provided Landlord transfers any security deposit then held by Landlord to such successor-in-interest and provided that Landlord’s transferee assumes in writing the obligations of Landlord under this Lease.  Tenant’s right of occupancy under this Lease shall not be affected by any such sale, and Tenant agrees to attorn to the purchaser or assignee, provided such party agrees to perform the obligations of Landlord under this Lease.

30.CONDEMNATION.  If any part of the Premises shall be taken or condemned for a public or quasi-public use, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor, and the Rent payable hereunder shall be adjusted for the remainder of the Term in proportion to the number of square feet remaining after the condemnation to the number of square feet in the entire Premises at the date of condemnation.  In any event, if the majority of the Project shall be taken, each of Landlord and Tenant shall have the option to terminate this Lease without further liability to the other effective as of the date when title to the part so condemned vests in the condemnor.  Further, Tenant may terminate this Lease if (i) more than twenty percent (20%) of the Premises shall be taken or (ii) more than twenty percent (20%) of the Project parking facilities shall be taken.  If a part or all of the Premises be taken or condemned, all compensation awarded upon such condemnation or taking shall go to Landlord and Tenant shall have no claim thereto, and Tenant hereby irrevocably assigns and transfers to Landlord any right to compensation or damages to which Tenant may be entitled during the Term hereof by reason of the condemnation of all or part of the Premises; provided, however, that Tenant shall be entitled to receive such damages or compensation for Tenant’s personal property, goodwill and relocation expenses.  The rights contained in this Section 30 shall be Tenant’s sole and exclusive remedy in the event of a taking or condemnation.  Each party waives the provisions of Code of Civil Procedure Section 1265.130 and 1265.150 and the provisions of any successor or other law of like import.

31.SUBORDINATION.

(a)This Lease, at Landlord’s option, shall be subordinate to any ground lease (each, a “Primary Lease”), mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the Project (each, a “Mortgage”) and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof.  If any Mortgagee or ground lessor (each “Landlord’s Mortgagee”) shall elect to have this Lease prior to the lien of its Mortgage or Primary Lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage or Primary Lease, whether this Lease is dated prior or subsequent to the date of said Mortgage or Primary Lease or the date of recording thereof.  Any Landlord’s Mortgagee may elect at any time, unilaterally, to make this Lease subordinate to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing.  The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) business days after written request therefor such commercially reasonable documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease, provided that any such documentation subordinating this Lease to a Primary Lease or Mortgage shall contain commercially reasonable non-disturbance provisions for Tenant’s benefit which provide in substance that so long as Tenant is not in default under the Lease past applicable cure periods, its use and occupancy of the Premises shall not be disturbed notwithstanding any default of Landlord under such Mortgage or Primary Lease.  In no event, however, shall Tenant be obligated to execute any document which alters any material provision of this Lease.

(b)Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such commercially reasonable agreements confirming such attornment as such party may reasonably request.

(c)Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by nationally recognized overnight courier or by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d)If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be:  (1) liable for any act or omission of any prior landlord (including Landlord), except that Landlord’s Mortgagee shall not be relieved from the obligation to cure any defaults which are non-monetary and continuing in nature, and such that failure to cure by Landlord’s Mortgagee would constitute a continuing default under this Lease; (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one (1) month in advance to any prior landlord (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rent deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications (A) expressly contemplated by this Lease or (B) permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior landlord (including Landlord); and (6) subject to the offsets which Tenant might have against any prior landlord (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event.  Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building.  Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

32.FORCE MAJEURE.  Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and the premiums for insurance policies), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war (declared or undeclared), acts of terrorism, governmental restrictions, or any other causes of any kind whatsoever which are beyond the reasonable control of such party.

33.ATTORNEYS’ FEES.  If either Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment.

34.NOTICES.  All notices and other communications given pursuant to this Lease shall be in writing and shall be:  (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information; (2) hand delivered to the intended addressee at such address; or (3) sent by a nationally recognized overnight courier service to the intended addressee at such address.  All notices shall be effective upon the earlier to occur of actual receipt, one (1) business day following deposit with a nationally recognized overnight courier service, or three (3) days following deposit in the United States mail.  The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

35.LIENS.  Tenant shall keep the Premises and the Project free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant.  All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith.  Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work.  If such a lien is filed, then Tenant shall, within ten (10) business days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (1) pay the amount of the lien and cause the lien to be released of record; or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord.  If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has invoiced Tenant therefor.  Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships).  Accordingly, all materialmen, contractors, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same.  Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work.  Tenant shall indemnify, defend and hold harmless the Landlord Indemnitees from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party.  The foregoing indemnity shall survive termination or expiration of this Lease.

36.RECORDATION.  Tenant shall not record this Lease or short form memorandum hereof without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease.  Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power of attorney is coupled with an interest and is non-revocable during the Term.

37.RULES AND REGULATIONS.  Tenant shall faithfully observe and comply with any reasonable Rules and Regulations that Landlord shall from time to time promulgate.  A copy of the current Rules and Regulations is attached hereto as Exhibit D.  Landlord reserves the right from time to time to make all reasonable modifications to said rules.  The additions and modifications to those rules shall be binding upon Tenant upon delivery of a copy of them to Tenant.  Landlord shall not be responsible to Tenant for the nonperformance of any said rules by any other tenants or occupants.  Landlord shall enforce the Rules and Regulations in a non-discriminatory manner.

38.QUIET ENJOYMENT.  Landlord covenants and agrees with Tenant that upon Tenant paying Rent and other monetary sums due under the Lease, and performing its covenants and conditions under the Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term without any manner of hindrance or molestation from Landlord, anyone claiming by, through or under Landlord, or any other person or entity, subject, however, to the terms of the Lease.

39.PARKING.  Tenant shall be entitled to use the number of non-exclusive parking spaces set forth in the Basic Lease Information throughout the Term at no additional charge, subject to the terms of this Section 39.  The use by Tenant, its employees and invitees, of the Parking Garage and surface lots of the Project shall be subject to Landlord’s reasonable rules and regulations with respect to the use thereof.  Tenant, its employees and invitees shall use no more than the number of non-exclusive parking spaces provided for Tenant’s use in the Basic Lease Information.

40.HAZARDOUS MATERIALS.

(a)During the Term of this Lease, Tenant shall comply with all Environmental Laws (as defined in Section 40(h) below) applicable to the operation or use of the Premises, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws, and will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance.

(b)Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of, Hazardous Materials (as defined in Section 40(h) hereof) on the Premises or the Project or transport or permit the transportation of Hazardous Materials to or from the Premises or the Project except for limited quantities of household cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in compliance with all applicable Environmental Laws.

(c)At any time and from time to time during the Term of this Lease, Landlord may perform an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused or permitted by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Premises. Tenant shall grant and hereby grants to Landlord and its agents reasonable access to the Premises following delivery of reasonable prior written notice of access, and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment; provided, however, that Landlord shall use commercially reasonable efforts to not disturb the normal conduct of Tenant’s business while performing such assessment.  If such assessment report indicates the presence of Hazardous Materials caused or permitted by any Tenant Party, then such report shall be at Tenant’s sole cost and expense, and the cost of such assessment shall be due and payable within thirty (30) days of receipt of an invoice therefor.

(d)Tenant will immediately advise Landlord in writing once Tenant has knowledge of any of the following:  (1) any pending or threatened Environmental Claim (as defined in Section 40(h) below) against Tenant relating to the Premises or the Project; (2) any condition or occurrence on the Premises or the Project that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Project.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto.  In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

(e)Tenant agrees to indemnify, defend and hold harmless the Landlord Indemnitees from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants” fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Landlord Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Project which is caused or knowingly permitted by Tenant or a Tenant Party and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises (the “Hazardous Materials Indemnified Matters”).  The foregoing indemnity shall not include any Hazardous Materials placed on the Project by Landlord, its employees, agents or contractors, by other tenants, or by any unrelated third parties.  The provisions of this Section 40 shall survive the expiration or sooner termination of this Lease.

(f)To the extent that the undertaking in the preceding paragraph may be unenforceable because it is violative of any law or public policy, Tenant will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Hazardous Materials Indemnified Matters incurred by the Landlord Indemnitees.

(g)All sums paid and costs incurred by Landlord with respect to any Hazardous Materials Indemnified Matter shall bear interest at the Default Rate from the date so paid or incurred until reimbursed by Tenant, and all such sums and costs shall be immediately due and payable on demand.

(h)(a) “Hazardous Materials” means:  (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority; (b) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

41.LANDLORD’S LIABILITY.  The liability of Landlord for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Project shall be limited to Tenant’s actual direct, but not consequential (or other speculative), damages therefor and shall be recoverable only from the interest of Landlord in the Project (including the rents and profits therefrom and insurance proceeds disbursed with respect thereto).  Landlord’s partners, officers, directors, shareholders, employees, owners or members and Landlord’s property manager and lenders shall not be personally liable under this Lease.  Tenant agrees that no other property or assets of Landlord or any partner, member or other owner of Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree; no partner, member or other owner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord); no service of process shall be made against any partner, member or other owner of Landlord (except as may be necessary to secure jurisdiction over Landlord); no judgment shall be taken against any partner, member or other owner of Landlord; no writ of execution shall ever be levied against the assets of any partner, member or other owner of Landlord; and these covenants, limitations and agreements are enforceable both by Landlord and by any partner, member or other owner of Landlord.

42.USA PATRIOT ACT.  Tenant and Landlord each warrants and represents to the other that it is not, and shall not become, a person or entity with whom the other party is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including but not limited to the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental actions, and is not and shall not engage in any dealings or transactions or be otherwise associated with such persons or entities.

43.CIVIL CODE SECTION 1938 ADVISORY.  Landlord hereby advises Tenant that the Project has not been inspected by a Certified Access Specialist.

44.EXPANSION RIGHTS.

(a)Landlord shall notify Tenant (the “Availability Notice”) of the availability of any space located on the first (1st) or second (2nd) floors of the Building (each increment of space, hereinafter an “Expansion Space”) at such times as any such Expansion Space becomes available for leasing, except that Landlord may renew, extend or redocument the lease of the current occupant of each Expansion Space without providing an Availability Notice to Tenant.  Upon receipt of the Availability Notice, Tenant shall notify Landlord within fifteen (15) days of its decision whether or not to lease the subject Expansion Space.  If Tenant fails to notify Landlord within such fifteen (15)-day period, Tenant’s right of first offer with respect to the subject Expansion Space under this Section 44 shall be void and of no further force or effect.

(b)If Tenant timely exercises its option to lease the subject Expansion Space by written notice to Landlord (the “Election Notice”) in accordance with Section 44(a) above, the parties shall promptly enter into an amendment to the Lease prepared by Landlord (the “Expansion Amendment”) incorporating an exhibit showing the location of the subject Expansion Space and containing the following provisions:  (i) setting forth the date Tenant will lease the Expansion Space (which date shall be on or about the date of anticipated availability); (ii) stating the Base Rent for the Expansion Space which shall be determined in accordance with the provisions of Section 44(c) below; (iii) confirming delivery of the Expansion Space to Tenant in its then “AS IS” condition with no requirement for any tenant improvements or funds therefor from Landlord; (iv) setting forth Tenant’s adjusted proportionate share of Operating Expenses; (v) increasing Tenant’s pro rata share of automobile parking spaces based on the square footage of the Expansion Space; and (vi) making such other adjustments to the Lease as are logically necessary to reflect the addition of the Expansion Space.  The Term for the Expansion Space shall be coterminous with the Term for the Premises and shall commence upon delivery.  Subject to the foregoing, all terms of this Lease shall apply to Tenant’s leasing of the Expansion Space.

(c)Base Rent for any Expansion Space leased pursuant to this Section 44 shall be calculated using the following per square foot rental rates, to be applied based on the months in the Term during which such Expansion Space is leased:

Monthly Base Rent Rate
Lease Months	Per Rentable Square Foot
1 – 12	$3.50
13 – 24	$3.61
25 – 36	$3.71
37 – 48	$3.82
49 – 60	$3.94
61 – 72	$4.06
73 – 84	$4.18

(d)Notwithstanding anything to the contrary in Sections 44(b) and (c) above, Landlord and Tenant, by mutual agreement, may alter any of the terms of the Lease with respect to the Expansion Space, including (solely by way of illustration) the Base Rent rate(s), the timing for delivery of the Space, and the provision of an allowance for tenant improvements.

45.EQUIPMENT RIGHTS.

(a)As of the Commencement Date, Tenant has installed four (4) antennae on the roof of the Building as well as two (2) cell phone repeaters located in one of the electrical rooms on the third (3rd) floor, and associated fiber optic conduits, telephone lines and other communication-related wiring (collectively, the “Wiring”) running through the Building in conjunction with each (all, collectively, the “Existing Equipment”).  At no additional charge to Tenant (Rent or otherwise), Tenant shall be permitted to maintain, repair, replace and upgrade all such Existing Equipment (including Wiring) throughout the Term, and Tenant shall have roof access for purposes of same, as well as access to such other locations in the Building where such Wiring may be located (subject to the terms of any leases with other tenants that lease such other locations).  Tenant shall be responsible for coordinating access with any other tenant if any of Tenant’s Wiring is located in another tenant’s premises or if access through such tenant’s premises is required to get to such Wiring.  Tenant shall repair any damage caused to the other tenant’s premises by Tenant or its agents, employees or contractors and shall be solely responsible for compensating the other tenant for any out-of-pocket costs incurred by it on account of such work.

(b)Subject to the terms and conditions set forth in this Section 45, Landlord will permit Tenant to place up to four (4) additional satellite dishes and/or antennae on the roof of the Building with associated Wiring and, at Tenant’s option, additional cell phone repeaters in one or more of the electrical rooms located within Tenant’s Premises (collectively, the “Additional Equipment”) for its own use and not for relet, and such right shall include the right to replace such Additional Equipment with any technological evolutions thereof.  Placement of such Additional Equipment shall comply with all applicable Laws.  Landlord will not charge any additional fee (Rent or otherwise) associated with Tenant’s use of the roof and the electrical rooms for its Additional Equipment.  The location of the Additional Equipment, and the plans and specifications for such Additional Equipment and its installation, shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.  If the installation will involve penetration of the roof membrane, then Tenant shall, at its sole cost and expense, provide protection to the roof membrane as Landlord may deem reasonably necessary so that such membrane is not damaged by maintenance or installation personnel.

(c)Tenant shall be responsible for all costs relating to the installation, maintenance and removal of the Existing Equipment and any Additional Equipment, including without limitation the repair of any damage to the roof or the Building caused by such installation, operation, maintenance and removal.  Landlord shall have the right to inspect the installation and any maintenance of such equipment.  Landlord shall have the right, upon not less than two (2) business days’ notice to Tenant, and at Landlord’s sole cost, to relocate the Existing Equipment or any Additional Equipment, provided that (i) Landlord has a legitimate reason for such relocation; (ii) Landlord shall minimize the relocation to the extent practicable; and (iii) such relocation does not result in any diminution of the signal strength thereof; provided, however, that if the timing of any such proposed relocation would pose an unreasonable hardship on Tenant, Landlord shall reasonably accommodate Tenant’s request for a change in the timing of the equipment relocation.  Landlord shall permit a representative of Tenant to be present during any such equipment relocation.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Landlord shall not be liable for any damage to the Existing Equipment or any Additional Equipment.  Upon vacating the Premises, Tenant shall remove the Existing Equipment, any Additional Equipment and all associated Wiring installed by Tenant and shall restore the roof to substantially its condition prior to installation of Tenant’s equipment described herein, reasonable wear and tear and casualty damage excepted.  Landlord shall have the right to perform maintenance and repairs on the roof and shall avoid disrupting Tenant’s operation of the Existing Equipment and any Additional Equipment.

(d)At no additional charge to Tenant (Rent or otherwise), Tenant shall have a right throughout the Term to maintain, repair, upgrade and replace that certain Data Center cooling system equipment (the “Cooling System”) located within an enclosure situated on the top of the Parking Garage, and Tenant shall have reasonable access thereto for purposes of same. Tenant shall be permitted to maintain, repair, upgrade and replace the plumbing lines that connect the Cooling System with the Data Center.  Further, Tenant shall be permitted to expand such existing Cooling System within the confines of said enclosure as reasonably required to support Tenant’s Data Center.  To the extent not in conflict with this Section 45(d), the terms of Section 45(c) shall apply to the Cooling System equipment referenced herein.  Tenant shall ensure that the Cooling System is separately metered for electricity, and will reimburse Landlord monthly within thirty (30) days of Landlord’s billing for the electrical charges incurred for the Cooling System as shown on the meter, based on standard rates charged by the utility provider to Landlord (which shall not reflect any mark-up beyond what Landlord is charged by the utility provider).

46.GENERAL PROVISIONS.

(a)Whenever the singular number is used in this Lease and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm or association.  If there be more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

(b)The headings or titles to paragraphs of this Lease are not part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

(c)This instrument contains all of the agreements and conditions made between the parties of this Lease and may not be modified orally or in any other manner than by an agreement in writing signed by all parties to this Lease.

(d)Time is of the essence of each term and provision of this Lease.

(e)Except as otherwise expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.

(f)The terms and provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of Landlord and Tenant under this Lease.

(g)All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent, except as expressly provided herein.

(h)The rights, powers, elections and remedies of a party contained in this Lease shall be construed as cumulative and none of them is or shall be considered exclusive and none of them is or shall be considered exclusive of any rights or remedies allowed by Law, and the exercise of one or more rights, powers, elections or remedies shall not impair a party’s right to exercise any other.

(i)If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(j)Landlord and Tenant each hereby waives its right to trial by jury.

(k)LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, OFFSET OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

(l)Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the State of California, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so.

(m)Landlord (if a corporation, partnership or other business entity) hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the State of California, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(n)This Lease shall be governed by and construed in accordance with the laws of the State of California.

This Lease is executed as of the Lease Date first above written.

LANDLORD:		TENANT:

CREF 777 LLC,		KEYNOTE SYSTEMS, INC.,
a Delaware limited liability company		A Delaware corporation

By:	CREF VIII REIT LLC,	By:	/s/ David Peterson
	a Delaware limited liability company,	Name:	David Peterson
	Its Sole Member and Manager	Title:	Chief Accounting Officer

By:	/s/ Kelly Kinnon	Date:	November 21, 2013
Name:	Kelly Kinnon
Title:	Vice President

Date:	November 21, 2013

EXHIBIT A

FLOOR PLANS OF THE PREMISES

Suite 300

3rd FLOOR
(floor plan)

ORCHARD COMMERCIAL
design & planning

KEYNOTE BUILDING
777 MARINERS ISLAND BLVD
SAN MATEO, CALIFORNIA
SCALE: 1/8" = 1'-0"
20 SEPTEMBER 2015

Suite 205
Suite 220

SECOND FLOOR

777 MARINERS ISLAND BLVD

SAN MATEO, CALIFORNIA

777 MARINERS ISLAND BLVD
SAN MATEO, CA

FIRST FLOOR
(As Measured: August 2011)
(Last Updated: September 2011)

LEASE PLAN

PREPARED FOR:
Orchard Construction
2055 Laurelwood Road, Suite 130
Santa Clara, CA 95054
Tel (408) 922-0000

BRIDGEPONT CIR
ARMADA WAY
MARINERS ISLAND BLVD
160
BUILD RM
165
OFF
STRG
CONF
RECEPTION
115
OFFICE AREA
RECEP
125
FIT
140
WOMEN
MEN
150
149
SECURITY
LOBBY
CONF RM
CONF
OFFICE
100
BREAK
STRG
TEL/COMM ELEC RM
JAN ELEC
ELEC
AUD
AUDITORIUM
SOUND
170
CAFE
120
0 5 10 15 20 25 30 35 40

AREAS COMPUTED IN ACCORDANCE WITH ANSI/BOMA (Z65.1) 2010 OFFICE STANDARD, METHOD A (LEGACY METHOD)

LASERTECH FLOORPLANS

TEL: (415) 892-6808
FILE: 777 Mariners Island Blvd (11-201)

EXHIBIT A-1

FLOOR PLAN OF TEMPORARY PREMISES

A-1-1

EXHIBIT B

RULES AND REGULATIONS

1.

Subject to the terms of Section 12 of the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord, except that photographs and art work and other typical office wall hangings may be displayed within the Leased Premises. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.

2.

If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3.

Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators or stairways of the Building. The halls, passages, exits, entrances, elevators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable, good faith judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building except as expressly provided in the Lease.

4.

Subject to the terms of Section 12 of the Lease, the directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5.

All cleaning and janitorial services for the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.

6.

Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys Tenant requires. Landlord will also furnish Tenant with access cards for the Building lobby and elevator. For each access card, Tenant will complete the access card form indicating, at a minimum, the employee’s name assigned to the access card. All access cards will be subject to an access card deposit which is refundable upon return of the access card.Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord all door keys and all access cards which have been furnished to Tenant, and in the event of loss of any keys or access cards so furnished, shall pay Landlord therefor.

7.	If Tenant requires telephonic, internet, burglar alarm or similar services, Tenant shall first obtain, and comply with, Landlord’s instructions for their installation.
8.

Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord in its reasonable discretion shall deem appropriate (in all events, movement of heavy equipment and furniture, as well as tenant move-ins and move-outs, shall only be conducted after normal business hours). No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may reasonably be designated by Landlord.

9.

Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Law.Landlord shall have the right to prescribe the weight, size and position of all heavy equipment, materials, furniture or other heavy property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Landlord. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10.

Tenant shall not use or keep in the Premises any kerosene, gasoline or other inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals, except guide animals where appropriate.

11.

Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord, provided that any supplemental air conditioning located in the Premises on the Commencement Date may be used, maintained and replaced by Tenant over the course of the Term.

12.

Tenant shall not waste electricity, water or air conditioning and agrees to cooperate with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall keep corridor doors closed when not in use.

13.	Landlord reserves the right, exercisable following reasonable advance notice to Tenant, to change the name and street address of the Building.
14.

Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a security badge or is properly identified. Tenant shall be responsible for all persons for whom it requests security badges and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15.

Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

16.	Tenant shall not accept barbering or bootblacking service upon the Premises, except at such hours and under such regulations as may be fixed by Landlord.
17.

The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

18.

Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building.

19.	Except as permitted in the Lease, Tenant shall not install any radio or television antenna, loudspeaker or other devise on the roof or exterior walls of the Building.

20.

Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires without Landlord’s consent, not to be unreasonably withheld. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as reasonably approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

21.	Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord except for vending machines for its employees’ and invitees’ use.
22.	Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same.
23.

Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

24.

Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

25.

The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted by any tenant on the Premises, except that use by Tenant of Underwriters’ Laboratory- approved equipment for brewing coffee, tea, hot chocolate and similar beverages and microwave ovens for cooking food shall be permitted, provided that such equipment and use is in accordance with all applicable Laws.

26.

Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may reasonably approve. Tenant shall not bring any other vehicles of any kind into the Building.

27.	Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
28.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
29.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.
30.

The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

31.

Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.

32.

Tenant shall have the non-exclusive right to use the (i) Building auditorium and (ii) the Building conference room (both located on the first (1st) floor) for work-related events from time to time throughout the Term based on (a) availability and (b) Landlord’s non-discriminatory, customary scheduling policies; and provided further that Tenant complies with the rules for scheduling such usage, and pays such non-discriminatory, customary usage charge(s) as may be imposed by Landlord from time to time, if any.

33.	Tenant may place furniture on the deck outside of its office provided the following are complied with:

(i)The furniture shall not be anchored onto the deck. (The Building is a post-tension slab construction and must be x-rayed if any holes are to be drilled onto the floor deck. In addition, the holes may result in leakage to the floor below.)

(ii)The furniture must be all white, silver, beige or black. No other colors of furniture will be allowed onto the deck area.

(iii)The furniture must not be taller than the parapet wall surrounding the deck area in order to not be seen.

(iv)The furniture must be heavy enough that if a high wind blew the furniture would not be susceptible to being blown off. For example, plastic chairs would not be an option, as they would blow around in the heavy wind.

(v)“Furniture” includes only chairs, lounge chairs and tables. Without limiting the generality of the foregoing, items prohibited on the deck include, but are not limited to, barbeques, heat lamps (including gas lamps), torches, umbrellas, plants, lamps or any other items which would require the use of gas, chemicals, electricity or fire.

(vi)If Tenant wants to utilize a stereo on the deck, it may be used after 5:00 pm Monday through Friday. Please remember to be considerate of our neighbors, as there is a lot of residential property surrounding the Building.

(vii)Smoking is prohibited on the deck.

34.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuous waiver of such Rules and Regulations against any or all of the tenants of the Building.

35.

These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

36.

Landlord reserves the right to make such other reasonable Rules and Regulations as, in its reasonable judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

37.	Tenant shall be responsible for the observance of all of the foregoing rules by each Tenant Party.

EXHIBIT C

RENEWAL OPTIONS

A.If no Event of Default (beyond any applicable notice and cure period) exists at the time of the election, Tenant may renew this Lease for two (2) additional periods of five (5) years each (each, an “Extension Term”) by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than eight (8) months before the expiration of the initial Term or first Extension Term, as applicable.  All the terms and conditions set forth in the Lease shall apply during the Extension Tem(s), subject to the remainder of this Exhibit C.

B.The Base Rent payable for each month during each Extension Term shall be set at the then-prevailing fair market rental rate (the “Prevailing Rental Rate”) for renewals of space of equivalent quality, size and location in comparable Class A office buildings in Central San Mateo County, with the length of the subject Extension Term, the credit standing of Tenant, tenant improvement allowances then being granted in the marketplace and other market rent concessions then being offered in the marketplace to be taken into account.  The Prevailing Rental Rate shall include the periodic rental increases, if any, that would be included for space leased for the period the Premises will be covered by the Lease. As used herein, “then-prevailing” shall mean the time period which is six (6) months prior to the commencement of the subject Extension Term and not the commencement date of the subject Extension Term.  No later than six (6) months before the expiration of the initial Term or the first Extension Term, as applicable, Landlord shall deliver to Tenant written notice of Landlord’s determination of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and any other terms and conditions offered.  Tenant shall, within fifteen (15) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate.  If Tenant rejects Landlord’s determination of the Prevailing Rental Rate, Tenant’s written notice shall include Tenant’s own determination of the Prevailing Rental Rate.  If Tenant does not deliver any written notice to Landlord within fifteen (15) days after receipt of Landlord’s notice of the Prevailing Rental Rate, Tenant shall be deemed to have withdrawn its exercise of its rights under this Exhibit, whereupon Tenant’s rights under this Exhibit shall be null and void and of no further force or effect.  If Tenant and Landlord disagree on the Prevailing Rental Rate, then Landlord and Tenant shall attempt in good faith to agree upon the Prevailing Rental Rate.  If by that date which is four (4) months prior to the commencement of the subject Extension Term (the “Option Trigger Date”), Landlord and Tenant have not agreed in writing as to the Prevailing Rental Rate, the parties shall determine the Prevailing Rental Rate in accordance with the procedure set forth in Paragraph C below.

C.If Landlord and Tenant are unable to reach agreement on the Prevailing Rental Rate by the Option Trigger Date, then within ten (10) days of the Option Trigger Date, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Prevailing Rental Rate.  If either Landlord or Tenant fails to propose a Prevailing Rental Rate, then the Prevailing Rental Rate proposed by the other party shall prevail.  If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Prevailing Rental Rate shall be the average of the two.  Otherwise, the dispute shall be resolved by arbitration in accordance with the remainder of this Paragraph C.  Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator a licensed real estate broker with at least ten (10) years of experience leasing premises in Class A office buildings in Central San Mateo County (a “Qualified Arbitrator”).  If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator (which third Qualified Arbitrator shall not previously have represented either party hereto) and the third Qualified Arbitrator shall be the sole arbitrator (the “Sole Arbitrator”).  If one party shall fail to select a Qualified Arbitrator within the second seven (7)-day period, then the Qualified Arbitrator chosen by the other party shall be the Sole Arbitrator.  Within thirty (30) days after submission of the matter to the Sole Arbitrator, the Sole Arbitrator shall determine the Prevailing Rental Rate by choosing whichever of the estimates submitted by Landlord and Tenant the Sole Arbitrator judges to be more accurate.  The Sole Arbitrator shall notify Landlord and Tenant of his or her decision, which shall be final and binding.  If the Sole Arbitrator believes that expert advice would materially assist him or her, the Sole Arbitrator may retain one or more qualified persons to provide expert advice.  The fees of the arbitrator selected by each party shall be borne by that party.  The fees of the Sole Arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the Sole Arbitrator, shall be shared equally by Landlord and Tenant.

C-1

D.If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, or following resolution of the Prevailing Rental Rate via mutual agreement or via arbitration, whichever shall be applicable, then, on or before the commencement date of the subject Extension Term, Landlord and Tenant shall execute an amendment to this Lease prepared by Landlord extending the Term on the same terms provided in this Lease, except as follows:

(i)Base Rent shall be adjusted to the Prevailing Rental Rate (which shall be the rental rate set forth in Landlord’s determination of the Prevailing Rental Rate, the rental rate determined by mutual agreement or the Prevailing Rental Rate determined by arbitration, as the case may be;

(ii)Tenant shall have no further renewal option beyond the two (2) Extension Terms herein described unless expressly granted by Landlord in writing;

(iii)the Base Year shall be changed, effective as of the commencement of the Extension Term, to the calendar year following the year in which the subject Extension Term commences; and

(iv)Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., improvement allowance) or other tenant inducements, unless so provided in Landlord’s determination of the Prevailing Rental Rate or otherwise agreed upon by the parties.

E.Tenant’s rights under this Exhibit shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease, except to a Permitted Transferee, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

F.If Tenant fails to timely exercise its first option hereunder, then Tenant’s rights to exercise its second option hereunder shall automatically be null and void.

G.All references in the Lease to the “Term” thereof shall include any duly-exercised Extension Term.

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EXHIBIT B

FLOOR PLAN OF SUBLEASED PREMISES

B-1

A-1

EXHIBIT C

SCHEDULE DESCRIBING THE

SUBLEASED PERSONAL PROPERTY

The following described furniture, fixtures, equipment (including AV equipment) and cabling in the Subleased Premises is INCLUDED in the Subleased Personal Property:

(1) dual-spout kegerator, (2) billiards table and related accessories, (3) shuffle board table and related accessories, (4) treadmill desk, (5) stationary bicycle desk, (6) the furniture described on the attached five page furniture inventory description, and (7) the following AV equipment:

	Item	Model
Command center Conf. RM
Ceiling mics (2)
Four Freedom Plaza Conf. RM
	Sharp 70” LED panel	lc‐70eq10u
Daily Bugle Conf. RM
	Samsung 60” LED panel	UN60F6300
Hall of Justice Conf. RM
	Samsung 60” LED panel	UN60F6300
Fortress of Solitude Conf. RM
	Samsung 60” LED panel	UN60F6300
Baxter Building Conf. RM
	Samsung 60” LED panel	UN60F6300
Altantis Conf. RM
	Samsung 60” LED panel	UN60F6300
Xaviers Mansion Conf. RM
	Sharp 70” LED panel	lc‐70eq10u
The Bat Cave Conf. RM
	Samsung 60” LED panel	UN60F6300
K‐bar
	Sharp 70” LED panel	lc‐70eq10u
Rest area
	Samsung 60” LED panel	UN60F6350
Reception area
Samsung Tablets (16)

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NOC area

Office
	Vizio 48” LED panel and stand	E480i‐B2	EPS team
	Sony 46” LCD panel and stand	kdl‐46s5100	lunch area
	Sony 46” LCD panel and stand	kdl‐46bx450	lunch area
	LG 47” LCD panel and stand	47cs570	Laura’s office
Rick's
	Sharp LED panel and stand	lc‐46d64u	office
Misc
Games room

And

The following described furniture, fixtures, equipment (including AV equipment) and cabling in the Subleased Premises is EXCLUDED FROM the Subleased Personal Property:

Command center Conf. RM

Sharp 90” LED panel	lc‐90le657u
AMX Amp	DVX‐2155HD‐SP
Polycom RealPresence Group 500
Polycom Video Cam
ClearOne	Converge Pro VH20
Barco ClickShare	CSC‐1
Lab.Gruppen	E Series 8:2
SurgeX	sx1115
Netgear ProSafe 24port switch
AMX Touchpanel

K‐bar

Crestron Touchpanel
Focusrite Scarlett 6i6
Shure wireless mic systems	QLXD4
Tesira Forte VI BIAMP
ClearOne	XAP TH2
Crown speakers controllers	280A
PFPower Power Distributor	D10‐PFP

Reception area

Samsung video panels (4)	UE46C

NOC area

NEC video wall panels (6)	Multusync x463un

Office

Aruba access points (13)
Sharp multifunction printer	MX‐C312
Fujitec iScanner (2)	fi‐6010n

Misc	Glass Door Refrigerator
Two Other Refrigerators

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Keynote :: Furniture Procurement Record

Provided by: Julia Hopkins-Powers, jhopkinspowers@twofurnish.com

July 5, 2017

	Tag	Description	Location	Qty	Mfr	Notes/ Comments
	WKST	Steelcase 6'x8' Universal Workstations with Panels, Integrated Storage, Power/Data and Fixed Desks.	Workstations	150	Steelcase
See Above	Included in the above	Universal; Lateral file, Flush steel front, 1 1/2 high open / open, 18D x 30W BASIC :7241 ARCTIC WHITE OPTIONS * * OPTIONS * * TOP OPT *OPT:TOP OPTIONS STL TOP 1” STEEL TOP BASE OPT *OPT:BASE OPTIONS UNIVBASE UNIVERSAL BASE	Workstations	300	Steelcase
See Above	Included in the above	Universal; Lateral file, with Cushion Top Flush steel front, 1 1/2 high drawer / drawer, 18D x 36W BASIC :7241 ARCTIC WHITE LOCK :9201 POLISHED CHROME KEYS :SK PLUG OPTIONS * * OPTIONS * * TOP OPT *OPT:TOP OPTIONS NO TOP NO TOP LOCK OPT *OPT:DRAWER LOCK OPTIONS	Workstations	150	Steelcase
NA	NA	Top-Table, Round, 30 dia, 1 1/8 thick, High pressure laminate EDGE :6231 GRAPHITE WALNUT TOP-SURF:2410 GRAPHITE WALNUT (HPL) + Base, 22 dia BASE :4799 PLATINUM METALLIC To create a Bar Height Round Meeting Table for Use in Bull Pens	Workstations	26	Steelcase
	Private Office	Steelcase Private Office	Private Office	10	Steelcase
	CH-01	SitOnIt “Amplify” Task Chair Dimensions: 28.25”W x 27.75”D x 43”H Description: High Back Task Chair with Mesh Back, Upholstered Seat and Height Adjustable Arms with Plastic Base and Hard Casters (For use on carpet) Mesh Finish: SitOnIt Standard Mesh #MC6 “Nickel” Seat Upholstery: SitOnIt Standard Upholstery TBD Base Finish: SitOnIt Standard Black Plastic	(1Each) Workstation (1Each) Private Offices and (!Each) Reception	161	SitOnIt
	CH-02A	Room and Board “Jake” Stacking Chair Pattern # 964882 Dimensions: 18”W x 19”D x 31”H Description: Stacking Chair with Plywood Shell and Metal Post Legs Seat Finishes: Room and Board Standard “White’ Frame Finishes: Room and Board Standard	(19Each) Break Area 310	19	Room and Board
	CH-02B	Room and Board “Jake” Stacking Chair Pattern # 964882 Dimensions: 18”W x 19”D x 31”H Description: Stacking Chair with Plywood Shell and Metal Post Legs Seat Finishes: Room and Board Standard “Green” Frame Finishes: Room and Board Standard	(9Each) Break Area 310	9	Room and Board
	CH-02C	Room and Board “Jake” Stacking Chair Pattern # 964882 Dimensions: 18”W x 19”D x 31”H Description: Stacking Chair with Plywood Shell and Metal Post Legs Seat Finishes: Room and Board Standard “Orange” Frame Finishes: Room and Board Standard	(9Each) Break Area 310	9	Room and Board
	ST-01	Turnstone “Scoop” Stool Dimensions: 96”W x 48”D x 40”H Description: Bar Stool with Plastic Seat and Metal Sled Base Seat Finishes: Turnstone Standard #6618 “White” Frame Finishes: Turnstone Standard #4799 “Platinum Metallic”	(18Each) Break Area 310 (30Each) Open Area at Big Tables – (6) to a table (8Each) Open Area at Enwork Tables – (2) to a table	56	Turnstone

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Tag	Description	Location	Qty	Mfr	Notes/ Comments
T-1	Turnstone “Campfire” Big Table Dimensions: 96”W x 48”D x 40”H Description: Wood Laminate Full Top Bar Table Finishes: Turnstone Standard Laminate “Virginia Walnut”	(4Each) Break Area 310	4	Turnstone
T-2	Turnstone “Campfire” Big Table Dimensions: 96”W x 48”D x 30”H Description: Wood Laminate Full Top Table Finishes: Turnstone Standard Laminate “Virginia Walnut”	(2Each) Break Area 310	2	Turnstone
CH-3	Turnstone “Campfire” Big Lounge Dimensions: 66”W x 32”D x 30”H Description: Fully upholstered sofa. Upholstery: Luna Textiles “Mezzanine” Piperine* *This visual does not reflect the finish of the sofa unit in the field!	Open Seating	10	Turnstone
CH-4	West Elm “Duffield” Swivel Lounge Chair Dimensions: 35”Diam. x 34.75”H Description: Fully upholstered lounge chair with swivel base Finishes: Standard Caviar	Open Seating	22	West Elm
CH-5	Coalesse “Circa” Sofa Grouping Created by (2) 30 deg. Inside Facing Wedge Seat and (1) 60 deg. Inside Wedge Loveseat Dimensions: (30deg.) 36 ¾”W x 28”D x 29 ½”H, (60 deg.) 71”W x 28”D x 29 ½”H Description: Fully upholstered circular sofa. Upholstery: Maharam “Exchange” 010 Rhubarb * *This visual does not reflect the finish of the sofa unit in the field!	Open Seating	4	Coalesse
CH-6	Coalesse “Await” Bench Dimensions: 44”W x 22”D x 16.5”H Description: Fully upholstered lounge bench. Upholstery: Maharam “Circuit” 007 Radar	Open Seating	1	Coalesse
CH-7	Turnstone “Buoy” Dimensions: 18” Dia. x 17”H to 22 ½”H Description: Ottoman with swivel base Finishes: Turnstone Buoy Standard “Element Grey” Seat Finish: Turnstone Standard Cogent Connect “Blue Jay”	Open Seating	15	Turnstone
T-3	Campfire “Glasstop” Table Dimensions: 36” Diam. x 13”H Description: Occasional table with Glasstop and Wood Laminate Base Top Finish: Turnstone Standard “Glasstop” Base Finish: Turnstone Standard Laminate “Virginia Walnut”	Open Seating	3	Turnstone
CH-8	SitOnIt “Wit” Conference Chair Dimensions: 44”W x 22”D x 16.5”H Description: Midback conference chair with mesh back, upholstered seat, fixed black arms and black plastic base, carpet casters Mesh Finish: TBD Seat Uph: TBD Base Finish: SitOnIt Standard “Black” Arm Finish: SitOnIt Standard “Black”	(4Each) Conference Room 316 (6Each) Conference Room 314 (8Each) Conference Room 344 (4Each) Conference Room 339	40	SitOnIt
CH-9	Cypress Custom 28' Banquette Overall Dimensions: 28'L x 37”D x 36”H Description: Banquette Built as (3) Units at 8'L x 37”D and (1) Unit at 4'L x 37”D to create full run. Back Finishes: Wilsonart Laminate Sample “Walnut Heights” #7965K-12 Seat Upholstery: Luna Textile “Wish” #WSH-5106, Color: “Hazelnut”	Break Area 310	1	Cypress
CH-9	BluDot “Paramount” Lounge Chair Dimensions: 32”W x 31”H Description: Fully Upholstered Lounge Chair with Stainless Steel Legs	Lobby	4	BluDot
T-4A	Enwork Café Height Round Tables Dimensions: 24”Diam. X 30”H Description: Round Café Table with Laminate Top and Painted Metal Disc Base Top Finish: Wilsonart Standard Laminate “Designer White” Base Finish: Enwork Standard Paint “Silver”	Open Seating	4	Enwork
T-04B	Enwork Café Height Square Tables Dimensions: 24”W x 30”D x 30”H Description: Square Café Table with Laminate Top and Painted Metal Disc Base Top Finish: Wilsonart Standard Laminate “Designer White” Base Finish: Enwork Standard Paint “Silver”	Break Area 310	15	Enwork
T-5	Enwork Bar Height Round Tables Dimensions: 24”Diam. x 40”H Description: Round Bar Table with Laminate Top and Painted Metal Disc Base Top Finish: Wilsonart Standard Laminate “Designer White” Base Finish: Enwork Standard Paint “Silver”	Open Seating	4	Enwork

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	Tag	Description	Location	Qty	Mfr	Notes/ Comments
	T-6	Room & Board “Classic” Coffee Table Dimensions: 36”Diam. x 16”H Description: Round Glass-Top Table with Steel Base Top Finish: Room & Board Standard Glass Base Finish: Natural Steel base	Lobby	1	Room and Board
	T-7	Room & Board “Slim” C-shape Side Table Dimensions: 13”W x 20”D x 25”H Description: C-shape Personal Table Finish: Natural Steel	Open Seating	10	Room and Board
	T-8	Room & Board “Kemp” End Table Dimensions: 18”Dia.x 20”H Description: Round End Table with Tripod Base Top Finish: Standard White Top Base Finish: Stainless Steel Base	Open Seating	2	Room and Board
	T-9	BluDot “Sprout” Coffee Table Dimensions: 36”Dia. x 13”H Description: Round Coffee Table with Tripod Base Top Finish: Standard Ivory Top Base Finish: Brushed Stainless Steel Base	Open Seating	6	BLuDot
	T-10	Room and Board “Slim” Coffee Table Dimensions: 30”Diam., 16”H Description: Round Natural Steel Coffee Table	Open Seating	8	Room and Board
	T-11	Campfire Big Table With Power Dimensions:96”W x 48”D x 40”H Description: Wood Laminate Full Top Bar Table with Centered Power Trough Finishes: Turnstone Laminate “Virginia Walnut”	Open Seating	5	Turnstone
NA	NA	CGL Interiors 120”W x 54”D Rectangular Laminate Conference Room Table Dimensions: 120”W x 54”D Description: Laminate Rectangular Segmented Conference Room Table with Box Panel Bases, Knife Edge Detail. This table does NOT include power/data box per direction from Keynote on March 24, 2014. Top and Base Finish: CGL Standard Wilsonart Laminate “Designer White”	(1Each) Conf. Room 313 (1Each) Conf. Room 342	2	CGL
NA	NA	CGL Interiors 78”W x 36D Rectangular Laminate Conference Room Table Dimensions: 78”W x 36”D Description: Laminate Rectangular Segmented Conference Room Table with Box Panel Bases, Knife Edge Detail. This table does NOT include power/data box per direction from Keynote on March 24, 2014. Top and Base Finish: CGL Standard Wilsonart Laminate “Designer White”	(1Each) Conf. Room 314	1	CGL
NA	NA	CGL Interiors 48”Dia. Round Laminate Conference Room Table Dimensions: 48”Dia. Description: Laminate Round Conference Room Table with Panel Disc Base Top and Base Finish: CGL Standard Wilsonart Laminate “Designer White”	(1Each) Conf. Room 316 (1Each) Conf Room 339	2	CGL
NA	NA	CGL Interiors 84”W x 36D Rectangular Laminate Conference Room Table Dimensions: 84”W x 36”D Description: Laminate Rectangular Segmented Conference Room Table with Box Panel Bases, Knife Edge Detail. This table does NOT include power/data box per direction from Keynote on March 24, 2014. Top and Base Finish: CGL Standard Wilsonart Laminate “Designer White”	(1Each) Conf. Room 315 (1Each) Conf Room 343 (1Each) Conf. Room 344	3	CGL
NA	NA	CGL Interiors 72”W x 36D Rectangular Laminate Conference Room Table Dimensions: 72”W x 36”D Description: Laminate Rectangular Segmented Conference Room Table with Box Panel Bases and Knife Edge Detail. This table does NOT include power/data box per direction from Keynote on March 24, 2014. Top and Base Finish: CGL Standard Wilsonart Laminate “Designer White” Power Data Box FInish: CGL Standard	(1Each) Conf Room 333	1	CGL
NA	NA	Lat File,3 Drw, 36Wx18-1/4Dx39-7/8H Key Series Options LL “LL Series Chrome-Nickel Scalloped”“““ Key-Alike Request Option KEY ALIKE Contact Customer Service For Details Trace Drawer Front Options-Standard Laterals-3 Drawer A ““Full Pull Square Front”““ Finish Selections by Manufacture	Open Area	16	16 Steelcase

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	Tag	Description	Location	Qty	Mfr	Notes/ Comments
NA	NA	HPL Laminate Rectangular Conference Room Tables Dimensions: 180”W x 66”D x 29”H Description: Segmented Laminate Rectangular Conference Room Table with Two Piece Top, Three Y-Bases, and Two-Pai of Shelf Closing Doors for Voice Data Troughts with 16 Each Power, (6) Data Jacks, (1) HDMI and (1) VGA/Audio Edge Details: HPL Standard Knife Edge Top Finish: Formica Lamiante “Classic Walnut” #5486-NT Base Finish: HPL Standard Paint “Silver”	Board Room	1	HPL
NA	NA

CGL Custom Reception Station

Unit to be designed per RAPT Studio

drawings and comments.

Overall Dimensions: 17'-6”W x 5'-9”D

Main Worksurface: 17'-6”W x 2'-6”D

Return Surface: 3'W x 2'-6”D

Reception Station to include (1)

Laminate Hinged Door Storage Unit,

(1)Laminate Open Shelf Storage Unit and

(1) Laminate Roll-out Printer Storage

Unit

Laminate Finish: Formica Laminate

“Classic Walnut” #5486-NT (PL-3)

Solid Surface: (SS-1) STILL TBD -

Finishes have been provided to RAPT for

approval.

Drawing to be provided for approval with

full description of unit following order

placement to be reviewed and approved by

RAPT Studio and Keynote

			Reception	1	CGL
NA	NA	CGL Interiors Laminate Catering Credenza Overall Dimensions: 72”W x 24”D x 36”H Description: Laminate Catering Credenza to include (1) 36”W Hinged Door with Height Adjsutable Shelf on Left Side and (1) 36”W Hinged Door Unit with Roll-out Trash Bin and Roll-out Recycle Bin Finish: Formica Laminate “Classic Walnut” #5486-NT Pull Detail: CGL Standard, TBD	NA	1	CGL
NA	NA	CGL Interiors Laminate AV Credenza Overall Dimensions: 72”W x 24”D x 36”H Description: Laminate AV Credenza to include (2) 36”W Hinged Door with Height Adjsutable Shelf and no back to accomodate for AV Rack Finish: Formica Laminate “Classic Walnut” #5486-NT Pull Detail: CGL Standard, TBD	NA	1	CGL

Please note that additioanl product may existing that is captured in the documents. We have tried to make a document as clear as possible but it cannot be reviewed without any further review of the documents provided!

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